Exhibit 2.1

EXECUTION COPY

ACQUISITION AGREEMENT

BY AND AMONG

ADC TELECOMMUNICATIONS, INC.,

ADC IRISH HOLDINGS IA, LLC,

ADC IRISH HOLDINGS IIA, LLC,

ADC TELECOMMUNICATIONS SALES, INC.

AND

INTEC TELECOM SYSTEMS PLC

DATED:  JUNE 3, 2004

ACQUISITION AGREEMENT
TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS
1.1	Defined Terms.

ARTICLE 2	THE TRANSACTION
2.1	Sale and Purchase of Purchased Equity Interests and Purchased Assets.
2.2	Excluded Assets of Sellers and ADC Software Group
2.3	Assumed Liabilities.
2.4	Excluded Liabilities.
2.5	The Closing.
2.6	Purchase Price.
2.7	Adjustment With Respect to Deferred Revenue.
2.8	Adjustment with Respect to the Audited Billing Software Financial Statements
2.9	Consent of Third Parties; Further Assurances.
2.10	Customer Billing

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF SELLERS
3.1	Organization
3.2	Authority; Authorization; Binding Obligation
3.3	Capitalization.
3.4	No Violations
3.5	Financial Statements
3.6	Absence of Changes
3.7	Assets
3.8	Personal Property
3.9	Permits, Licenses
3.10	Compliance with Laws and Litigation
3.11	Employee Matters.
3.12	Agreements.
3.13	Environmental Matters
3.14	No Undisclosed Liabilities
3.15	No Undisclosed Off-Balance Sheet Arrangements
3.16	Real Estate.
3.17	Tax Matters
3.18	Intellectual Property.
3.19	Accounts
3.20	Customers and Suppliers
3.21	Insurance
3.22	Brokers, Finders, etc
3.23	No Implied Representations

3.24	Affiliate Relationships.

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF BUYER
4.1	Organization and Authority
4.2	Authorization; Binding Obligation
4.3	No Violations.
4.4	Brokers, Finders, etc
4.5	Financial Capability
4.6	Inspections; Limitation of the ADC Selling Group’s Warranties
4.7	Investment Intent
4.8	Voting Agreement

ARTICLE 5	CERTAIN COVENANTS
5.1	Information.
5.2	Tax Reporting and Allocation of Purchase Price
5.3	Tax Matters.
5.4	Employees and Employee Benefits.
5.5	Notice to Buyer
5.6	Conduct of the Business
5.7	Material Consents
5.8	Notice to Customers
5.9	Confidentiality
5.10	Agreement to Cooperate
5.11	Hart-Scott-Rodino Filing; Foreign Filings.
5.12	Transition Services Agreement
5.13	Intercompany Payables and Receivables
5.14	Transfers by ADC Foreign Subsidiaries
5.15	Transfer of Certain Assets and Employees Out of the ADC Software Group
5.16	Liquidation of ADC Software Channel Islands and ADC International Finance; Conversion of ADC Software Ireland to an Unlimited Liability Company
5.17	Transfer of ADC Software Ireland to the Guernsey Newcos
5.18	No Solicitation
5.19	Non-Compete and Non-Hire of Employees.
5.20	Financial Statements
5.21	Credit Facility
5.22	Redundancy Matters
5.23	Resignations of Directors
5.24	GA Financing
5.25	Tele2 Performance Bond
5.26	Shareholder Approval

ii

ARTICLE 6	CLOSING
6.1	Conditions Precedent to Each Party’s Obligations
6.2	Conditions Precedent to Buyer’s Obligations
6.3	Conditions Precedent to Sellers’ Obligations

ARTICLE 7	INDEMNIFICATION AND SURVIVAL
7.1	Indemnification and Survival of Representations and Warranties and Covenants.
7.2	Special Indemnification

ARTICLE 8	TERMINATION
8.1	Termination.
8.2	Procedure and Effect of Termination
8.3	Waiver

ARTICLE 9	MISCELLANEOUS
9.1	Notices
9.2	Expenses
9.3	Entire Agreement
9.4	Assignment; Binding Effect; Severability
9.5	Governing Law
9.6	Execution in Counterparts
9.7	Public Announcement
9.8	No Third Party Beneficiaries
9.9	Interpretation
9.10	Remedies
9.11	Amendments

iii

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (the “Agreement”) is dated as of June 3, 2004 by and among ADC Telecommunications, Inc., a Minnesota corporation (“ADC”), ADC Irish Holdings IA, LLC, a Minnesota limited liability company and a wholly-owned subsidiary of ADC (“ADC LLC IA”), ADC Irish Holdings IIA, LLC, a Minnesota limited liability company and a wholly-owned subsidiary of ADC (“ADC LLC IIA”), and ADC Telecommunications Sales, Inc., a Minnesota corporation and an indirect wholly-owned subsidiary of ADC (“ADC Sales”) (ADC, ADC LLC IA, ADC LLC IIA and ADC Sales, collectively, are “Sellers,” and each individually, “Seller”), and Intec Telecom Systems PLC, a company registered in England and Wales under number 03931295 whose registered office is at Wells Court 2, Albert Drive, Woking, Surrey GU21 5UB (“Buyer”).  ADC, ADC LLC IA, ADC LLC IIA and ADC Sales may also be referred to herein, collectively, as the “ADC Selling Group.”

RECITALS

WHEREAS, the ADC Selling Group, directly and through other ADC Affiliates, is, among other things, engaged in the Billing Software Business (as hereinafter defined);

WHEREAS, ADC owns all of the outstanding equity interests of ADC LLC IA and ADC LLC IIA, which together own all of the outstanding equity interests of ADC Software Systems (Ireland) Limited, an Irish limited company (“ADC Software Ireland”), which in turn owns, either directly or indirectly, all of the outstanding equity interests of ADC Software Systems Canada Ltd., a Canadian corporation (“ADC Software Canada”), ADC Software Systems Australia Pty Ltd., a Queensland corporation (“ADC Software Australia”), and ADC Software Holding Ltd., a Canadian corporation (“ADC Software Holding”);

WHEREAS, prior to Closing, a newly incorporated Guernsey (“Guernsey Newco 1”) entity will be formed as a subsidiary of ADC LLC IA which subsidiary shall itself establish a subsidiary newly incorporated in Guernsey (“Guernsey Newco 2”) which subsidiaries (the “Guernsey Newcos”) will together become the holders of all of the outstanding equity interests of ADC Software Ireland.  ADC Software Ireland, ADC Software Canada, ADC Software Australia and ADC Software Holding may be referred to herein, collectively, as the “ADC Software Ireland Group”;

WHEREAS, ADC Sales owns all of the issued and outstanding capital stock of ADC Software Systems USA, Inc., a Delaware corporation (“ADC Software USA”);

WHEREAS, members of the ADC Software Ireland Group employ individuals and own certain assets that are not used exclusively in the Billing Software Business;

WHEREAS, the ADC Foreign Subsidiaries (as hereinafter defined) employ individuals who work for, and own certain assets used exclusively in, the Billing Software Business (the “Billing Software Business Assets”);

WHEREAS, ADC, either directly or through other wholly-owned ADC Affiliates, owns all of the outstanding equity interests of each of the ADC Foreign Subsidiaries; and

WHEREAS, this Agreement contemplates the transaction in which Buyer will purchase from Sellers, and Sellers will sell to Buyer, (i) all of the outstanding equity interests in Guernsey Newco 1 and ADC Software USA and (ii) the Purchased Assets (as hereinafter defined).

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

DEFINITIONS

1.1                                 Defined Terms.  For the purposes of this Agreement, the following words and phrases shall have the following meanings:

“Accounts Payable” shall have the meaning set forth in Section 3.19.

“Accounting Policies” means the accounting policies of ADC used to prepare the financial statements of the Billing Software Business as of January 30, 2004 and which are attached hereto as Schedule 1.1(a).

“Accounts Receivable” means any accounts receivable (i) constituting a Purchased Asset or (ii) held by members of the ADC Software Group as determined under the Accounting Policies.

“Accounts Receivable Adjustment” means the increase in net Accounts Receivable in the Closing Date Working Capital to reflect additions that are not otherwise recognized by ADC under the Accounting Policies as an Account Receivable with respect to bona fide invoices (i) that have been issued to customers of the Billing Software Business, (ii) that ADC reasonably expects to be collected, and (iii) which are not treated as deferred revenue under the Accounting Policies but, for purposes of this Agreement, will be treated as deferred revenue pursuant to the Deferred Revenue Adjustment.

“Acquisition Proposal” shall have the meaning set forth in Section 5.18.

“Actual Top 10 Deferred Revenue Costs” shall have the meaning set forth in Section 2.7.

“ADC” shall have the meaning set forth in the first paragraph of this Agreement.

“ADC Foreign Subsidiaries” shall mean those entities listed on Schedule 1.1(b).

“ADC Foreign Subsidiary Business Employee” shall mean a Business Employee who is employed by an ADC Foreign Subsidiary.

“ADC Foreign Subsidiary Plans” shall have the meaning set forth in Section 3.11.

“ADC LLC IA” shall have the meaning set forth in the first paragraph of this Agreement.

“ADC LLC IIA” shall have the meaning set forth in the first paragraph of this Agreement.

“ADC Retained Canadian Employees” shall have the meaning set forth in Section 5.4(i).

“ADC Sales” shall have the meaning set forth in the first paragraph of this Agreement.

“ADC Selling Group” shall have the meaning set forth in the first paragraph of this Agreement.

“ADC Software Australia” shall have the meaning set forth in the Recitals.

“ADC Software Canada” shall have the meaning set forth in the Recitals.

“ADC Software Group” shall mean the ADC Software Ireland Group and ADC Software USA and any of their respective subsidiaries.

“ADC Software Holding” shall have the meaning set forth in the Recitals.

“ADC Software Ireland” shall have the meaning set forth in the Recitals.

“ADC Software Ireland Equity Interests” shall have the meaning set forth in Section 2.1.

“ADC Software Ireland Group” shall have the meaning set forth in the Recitals.

“ADC Software USA” shall have the meaning set forth in the Recitals.

“ADC Software USA Equity Interests” shall have the meaning set forth in Section 2.1.

“Admission Condition” shall have the meaning set forth in Section 6.2(l).

“Adverse Consequences” shall mean all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, Damages (excluding consequential and punitive damages, unless such consequential or punitive damages are asserted or recovered in a Third Party Claim), dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, hypothecs, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses, exceeding any insurance proceeds received regarding such matters and any tax benefits accruing to a party as a result of such Adverse Consequences.  Solely for purposes of calculating the value of any Adverse Consequences under Article 7 of this Agreement, the parties shall expressly exclude any qualifications made in the representations and warranties as to “materiality” or “Material Adverse Effect.”

“Affiliate” of a Person means any Person controlling, controlled by, or under common control with, such Person.  For purposes of this definition, “control” means the power to direct the management and policies of a Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Allocations” shall have the meaning set forth in Section 5.3.

“Applicable Law” shall mean all applicable provisions of all statutes, laws, rules, regulations, administrative codes, ordinances, decrees, orders, decisions, injunctions, awards judgments, permits and licenses of or from Governmental Authorities, including those relating to the use or regulation of the subject item.

“Asset Acquisition Statement” shall have the meaning set forth in Section 5.2.

“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Audited Billing Software Financial Statements” shall have the meaning set forth in Section 5.20.

“Basic Seller Indemnity Cap” shall have the meaning set forth in Section 7.1.

“Billing Software Business” shall mean the OSS business of the ADC Software Group, the ADC Selling Group and other ADC Affiliates, including:

(i)                                     developing, designing, manufacturing, assembling, processing, promoting, distributing, making, using, marketing, selling, offering to sell, or importing, maintaining, upgrading, supporting, and performing services related to, the following product lines:

•                  Singl.eView

•                  Singl.eView Convergent Billing

•                  Singl.eView Customer Management

•                  Singl.eView Commerce Engine

•                  Singl.eView Lifecycle Management Suite

•                  Singl.eView Commerce Index

•                  Singl.eView Financial Assurance

•                  Singl.eView Payment Assurance

•                  Singl.eView Tibco Connector

•                  Singl.eView WebMethods Connector

•                  Singl.eView Vitrea Connector

•                  Singl.eView Web

•                  Singl.eView EICP Preconfiguration

•                  Singl.eView Wireless Preconfiguration

•                  Singl.eView Wireline Preconfiguration

•                  Singl.eView IP/Data Preconfiguration

•                  CBP/400

•                  CBP/Oracle; and

(ii)                                  all improvements, upgrades or modifications to the foregoing product lines made prior to the Closing Date; and

(iii)                               for the avoidance of doubt, the Billing Software Business does not include any of the following:  (A) any product or service not used or held for use exclusively in connection with the businesses described in subsections (i) and (ii) hereof, existing as of the Closing Date and developed, designed, manufactured, assembled, processed, sold, marketed, promoted or distributed by any current unit of the ADC Selling Group or any Affiliate of the ADC Selling Group and any improvements, upgrades, and modifications thereto; and (B) the METRICA product line is not a part of the Billing Software Business.

“Billing Software Business Assets” shall have the meaning set forth in the Recitals.

“Billing Software Financial Statements” shall have the meaning set forth in Section 3.5.

“Billing Software Intellectual Property Rights” shall have the meaning set forth in Section 3.18.

“Billing Software IP Contracts” shall have the meaning set forth in Section 3.18.

“Billing Software Product” shall have the meaning set forth in Section 3.18.

“Business Day” means a day which is not a Saturday, a Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Business Employees” means all individuals, except Excluded Employees, who are employed by (i) any member of the ADC Software Ireland Group or ADC Software USA or any of their respective Subsidiaries or (ii) any ADC Foreign Subsidiary in relation to the Billing Software Business and who are, in each case, listed on Schedule 3.11(m) (such list to be as of the date set forth on Schedule 3.11(m) and as updated prior to the Closing Date to reflect changes permitted under Article 5 of this Agreement).

“Business Employer” means, with respect to a particular Business Employee, the member of the ADC Software Group or the ADC Foreign Subsidiary that is the employer of such Business Employee.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Group” shall mean the Buyer and its subsidiaries following completion of this Agreement.

“Buyer Basket Amount” shall have the meaning set forth in Section 7.1.

“Buyer Indemnity Cap” shall have the meaning set forth in Section 7.1.

“Buyer Proprietary Information” shall have the meaning set forth in Section 5.9.

“Buyer’s Plans” shall have the meaning set forth in Section 5.4.

“Buyer’s Shares” shall mean the ordinary shares of 1 penny each in the capital of the Buyer.

“Canadian Business Employees” shall have the meaning set forth in Section 5.4.

“Canadian Group Plans” shall have the meaning set forth in Section 5.4.

“Cash Purchase Price” shall have the meaning set forth in Section 2.6.

“Cash Realization Agreement” shall have the meaning set forth in Section 2.6.

“Claim” shall have the meaning set forth in Section 7.1.

“Claim Notice” shall have the meaning set forth in Section 7.1.

“Closing” shall have the meaning set forth in Section 2.5.

“Closing Date” shall have the meaning set forth in Section 2.5.

“Closing Date Working Capital” means the current assets of the Billing Software Business minus the current liabilities of the Billing Software Business, in each case, as of the Closing.  For purposes of calculating the Closing Date Working Capital, current assets shall include the following assets of the Billing Software Business, in each case calculated in a manner consistent with the Accounting Policies and using the same methodology, assumptions and adjustments as were used in the preparation of the Working Capital Statement:  (i) all cash, cash equivalents and marketable securities, (ii) all Accounts Receivable and unbilled revenue, net of reserves, including any adjustments to Accounts Receivable consistent with the methodology used to calculate the Accounts Receivable Adjustment, (iii) all inventory, net of reserves, (iv) all prepaid expenses, to the extent such expenses will be incurred within twelve (12) months following the Closing, including the Prepaid Expense Adjustment reflected on the Working Capital Statement, and (v) all other assets recognized as current assets on the Working Capital Statement (i.e., “recoverable value added tax” and “other current assets”).  For purposes of calculating the Closing Date Working Capital, current liabilities shall include the following liabilities of the Billing Software Business, in each case calculated in a manner consistent with the Accounting Policies and using the same methodology, assumptions and adjustments as were used in the preparation of the Working Capital Statement:  (i) all Accounts Payable, (ii) all current indebtedness and the portion of any long-term indebtedness payable within twelve (12) months following the Closing, (iii) all accrued compensation and benefits of Business Employees, (iv) all deferred revenue, net of any adjustments to deferred revenue consistent with the methodology used to calculate the Deferred Revenue Adjustment, and (v) all other accrued miscellaneous liabilities recognized as current liabilities on the Working Capital Statement and in accordance with the Accounting Policies, including the Restructuring Expense Adjustment reflected on the Working Capital Statement.  For the avoidance of doubt, (i) no item that is an Excluded Asset or an Excluded Liability shall be included in the calculation of the Closing Date Working Capital, (ii) the calculation of the Closing Date Working Capital shall not include any reserve or accrual for income Taxes, and (iii) the calculation of the Closing Date Working Capital shall not include any accrual for any restructuring or similar costs of the Billing Software Business other than the Restructuring Expense Adjustment.

“COBRA” shall have the meaning set forth in Section 3.11.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Business” shall have the meaning set forth in Section 5.19.

“Competition Act (Canada)” shall have the meaning set forth in Section 5.11.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.9.

“Continuing Employees” means Foreign Subsidiary Transferred Employees and each Business Employee who was employed by a member of the ADC Software Group as of the Closing Date.

“Contract” or “Contracts” shall mean all contracts, contractual rights, agreements, leases, purchase orders, warranty rights, sales orders, purchase orders, statements of work, letters of agreement or any other agreement relating exclusively to the Billing Software Business or the Assumed Liabilities, including those contracts set forth on Schedule 3.12.

“Copyrights” means all copyrights and mask works (whether or not registered and including all rights in databases) and registrations and applications for registration or renewals thereof in the United States and all other nations throughout the world, including all renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression.

“Credit Facility” shall have the meaning set forth in Section 5.21.

“Customer Information” shall have the meaning set forth in Section 3.18.

“Damage” or “Damages” means any and all losses, Liabilities, damages, penalties, obligations, awards, fines, deficiencies, diminution in value, interest, claims (including third party claims, whether or not meritorious), costs and expenses whatsoever (including reasonable attorneys’, accountants’ and environmental consultants’ fees and disbursements).

“Deemed Quotient” shall have the meaning set forth in Section 2.7.

“Deemed Value” means the assumed value of the services to be provided by ADC to Buyer pursuant to the Transition Services Agreement, which shall be equal to $400,000 per month, or any portion thereof.

“Deferred Revenue Adjustment” means the adjustment to deferred revenues in the Closing Date Working Capital to reflect the net of: (i) the increase necessary to reflect the Accounts Receivable Adjustment; and (ii) that amount necessary to reduce such deferred revenue to the amount which reflects ADC’s good faith estimate of the actual costs required to provide the goods or services in respect of such deferred revenue.  Notwithstanding the above, the Deferred Revenue Adjustment, including any adjustment, if any, pursuant to Section 2.6(c)(i), shall not (i) exceed $11,000,000, and (ii) be greater than fifty-six percent (56%) of all deferred revenue (after giving effect to the adjustment in (i)) of the Billing Software Business as of the Closing Date.

“Deferred Revenue Basket” shall have the meaning set forth in Section 2.7.

“Deferred Revenue Cost Amount” shall mean the amount of deferred revenue, taking into account the Deferred Revenue Adjustment, reflected on the Final Closing Working Capital Statement.

“Deferred Revenue Date” shall have the meaning set forth in Section 2.7.

“Deferred Revenue Notice of Disagreement” shall have the meaning set forth in Section 2.7.

“Deferred Revenue Statement” means the statement attached to the Working Capital Statement setting forth the individual components of the deferred revenue of the Billing Software Business reflected in the Working Capital Statement by customer name, including the total amount of deferred revenue as well as the applicable Deferred Revenue Adjustment credited to each item.

“Disclosure Schedule” shall have the meaning set forth in Article 3.

“Dispute Notice” shall have the meaning set forth in Section 7.1.

“Encumbrance” shall mean any encumbrance of any kind whatsoever and includes any charge, claim, security interest, community property interest, mortgage, deed of trust, lien, judgment, tax lien, sewer rent, assessment, mechanics’ or materialmen’s liens, hypothecation, pledge, use, condition, occupancy, assignment, operation or ownership, easement, servitude, right of way, restriction, tenancy, encroachment or burden or any other right or claim and any restrictive covenant or other agreement, restriction or limitation of the subject property.

“Environmental Laws” shall have the meaning set forth in Section 3.13.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means (i) any corporation included with any Seller in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) which is under common control with any Seller within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which any Seller is a member within the meaning of Section 414(m) of the Code; or (iv) any other person or entity treated as an affiliate of any Seller under Section 414(o) of the Code.

“Estimated Deferred Revenue Statement” means the statement attached to the Estimated Working Capital Statement setting forth the individual components of the deferred revenue of the Billing Software Business reflected in the Estimated Working Capital Statement on the same basis and using the same methodology, assumptions and adjustments utilized to prepare the Deferred Revenue Statement and including the applicable Deferred Revenue Adjustment credited to each item.

“Estimated Top 10 Deferred Revenue Costs” shall have the meaning set forth in Section 2.7.

“Estimated Working Capital Statement” shall have the meaning set forth in Section 2.6.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Employees” shall have the meaning set forth in Section 5.15.

“Excluded Liabilities” shall have the meaning set forth in Section 2.4.

“Final Adjustment Amount” shall have the meaning set forth in Section 2.6.

“Final Deferred Revenue Cost Amount” shall have the meaning set forth in Section 2.7.

“Final Deferred Revenue Statement” shall have the meaning set forth in Section 2.7.

“Final Working Capital Statement” shall have the meaning set forth in Section 2.6.

“Foreign Plan” or “Foreign Plans” shall have the meaning set forth in Section 3.11.

“Foreign Business Employee” means a Business Employee who is not a U.S. Domestic Business Employee.

“Foreign Employee Transfer Regulations” means the Acquired Rights EU Directive on the Transfer of Undertakings, as amended, including Directive 77/187/EEC, 1998/50/EC and 2001/23/EC (each as amended) or the legislation or regulations of any EU Member State implementing such Acquired Rights Directive and/or any other Applicable Law, legislation or regulation in any jurisdiction worldwide concerning the transfer of employees applicable in the context of the transfer of the Business Employees to Buyer or its Affiliates or the transfer of any employees, including Excluded Employees from any member of the ADC Software Ireland Group to another entity or the assumption of any of the same by such other entity, pursuant to or arising from the Local Transfer

Agreements or the arrangements, transactions and transactions contemplated by Section 5.15.

“Foreign Subsidiary Transferred Employee” shall have the meaning set forth in Section 5.4.

“GA” means General Atlantic Partners (Bermuda), L.P.

“GAAP” means United States generally accepted accounting principles, consistently applied and in effect as of the date hereof.

“Governmental Authority” means the government of the United States of America or any foreign country or any state, province, municipality or other political subdivision thereof or therein, or any court, tribunal, agency, department, board, instrumentality, authority or commission (including regulatory and administrative bodies) of any of the foregoing.

“Governmental Permits” shall mean any and all of the Governmental Authority permits, licenses, certificates, building permits, variances, approvals, registrations, authorizations and other licenses used or held for use in the Billing Software Business.

“Guernsey Newco 1” shall have the meaning as set forth in the Recitals.

“Guernsey Newco 2” shall have the meaning as set forth in the Recitals.

“Guernsey Newcos” shall mean Guernsey Newco 1 and Guernsey Newco 2 as defined in the Recitals.

“Hazardous Substance” shall have the meaning set forth in Section 3.13.

“HSR Act” shall have the meaning set forth in Section 5.11.

“H3G” shall have the meaning set forth in Section 5.6(n).

“IDA Liability” shall have the meaning set forth in Section 7.2

“including” or any variation thereof means “including without limitation” and the term “including” or any variation thereof shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it.

“Income Tax Act (Canada)” means the Income Tax Act (Canada), as amended from time to time.

“Indemnitee” shall have the meaning set forth in Section 7.1.

“Indemnitor” shall have the meaning set forth in Section 7.1.

“Independent Accountants” shall have the meaning set forth in Section 2.6.

“Intellectual Property” means, as they exist anywhere in the world, (i) Patents, (ii) Trademarks, (iii) Copyrights, (iv) Internet domain names and registrations and applications for registration or renewals thereof, (v) trade secrets (including confidential business information, such as confidential pricing and cost information, confidential business and marketing plans, confidential customer and supplier lists and confidential know-how), and (vi) inventions (whether patentable or not), invention disclosures, improvements, proprietary information, technical data and non-confidential know-how.

“Investment Canada Act” shall have the meaning set forth in Section 5.11.

“IP Licenses” shall have the meaning set forth in Section 3.18.

“IP Sublicense Contracts” shall have the meaning set forth in Section 3.18.

“IRS” means the United States Internal Revenue Service.

“ITCs” shall have the meaning set forth in Section 3.17.

“Knowledge” or “Knowledge of the ADC Selling Group” or “to the ADC Selling Group’s Knowledge” means the actual knowledge, after due inquiry, of all or any of JoAnne Anderson, Jeff Liter, Gokul Hemmady, Mike Henderson, Simon Pincus and Brian Spence.

“Leased Real Estate” shall have the meaning set forth in Section 3.16.

“Lease” or “Leases” shall have the meaning set forth in Section 3.16.

“Liability” or “Liabilities” shall mean any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on financial statements.

“Local Transfer Agreements” shall have the meaning set forth in Section 5.14.

“Material Adverse Effect” means any fact, circumstance, event, condition, change or effect which would have a material adverse effect (financial or otherwise) upon (a) the business, financial condition, properties, or results of operations of the Billing Software Business taken as a whole (other than (i) any change, effect, event or condition that arises from changes in general economic conditions or conditions affecting the industry of the Billing Software Business generally that do not have a disproportionate effect on the Billing Software Business, (ii) such changes, events or conditions resulting solely from the announcement of or the consummation of the transactions contemplated hereby, or (iii) primarily as a result of the personnel reductions described in Section 5.23), or (b) the ability of the ADC Selling Group to consummate the transactions contemplated hereby.

“Material Contracts” shall have the meaning set forth in Section 3.12.

“Multiemployer Plan” shall have the meaning set forth in Section 3.11.

“New ADC Canadian Plans” shall have the meaning set forth in Section 5.4.

“Non-Assignable Assets” shall have the meaning set forth in Section 2.9.

“Nonbusiness Assets” shall have the meaning set forth in Section 5.15.

“Notice of Disagreement” shall have the meaning set forth in Section 2.6.

“OSS” shall have the meaning set forth in Section 5.19.

“Patents” means U.S. and non-U.S. patents, patent applications, utility models, utility model applications and industrial design registrations, together with any continuations, continuations-in-part or divisional applications thereof, all patents, utility models and industrial design registrations issuing thereon, and all patents, utility models, industrial design registrations and applications claiming priority therefrom (including reissues, renewals and reexaminations of the foregoing).

“Permitted Encumbrances” means (i) the Encumbrances and exceptions set forth on Schedule 3.7; (ii) imperfections in title which, individually or in the aggregate, do not interfere with the conduct of the Billing Software Business or with the use of the Purchased Assets, and do not materially affect the value of any of the Purchased Assets or Purchased Equity Interests (including for these purposes all of the issued and outstanding shares of capital stock of ADC Software Ireland); (iii) liens imposed by any Governmental Authority for Taxes not yet due and payable as of the Closing Date; (iv) carriers, warehousemen, mechanics, materialmen, repairmen or like liens arising in the ordinary course of business and that are not, individually or in the aggregate, material to the Billing Software Business; (v) building and zoning laws and ordinances; and (vi) reservation of any minerals or mineral rights to the state.

“Person” means and includes any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust or other entity, or any government or regulatory, administrative or political subdivision or agency, department or instrumentality thereof.

“Placing Agreement” shall have the meaning set forth in Section 2.6.

“Post-Signing Returns” shall have the meaning set forth in Section 5.3.

“Pre-Closing” shall have the meaning set forth in Section 2.5.

“Pre-Closing Taxes” shall have the meaning set forth in Section 5.3.

“Premises” means the Leased Real Estate.

“Prepaid Expense Adjustment” means the increase in prepaid expenses of the Billing Software Business by $2,400,000 in the Closing Date Working Capital as reflected on the Working Capital Statement and the Final Working Capital Statement and representing the deemed value of the services to be provided by ADC to Buyer following the Closing pursuant to the Transition Services Agreement.

“Purchase Price” shall have the meaning set forth in Section 2.6.

“Purchased Assets” shall mean (i) the Billing Software Business Assets, (ii) the Contracts listed on Schedule 2.1(b) or Schedule 2.1(c)(ii), (iii) the Billing Software Intellectual Property Rights set forth on Schedule 2.1(c)(iii) in the name of any Seller (or any Affiliate of any Seller) and (iv) any other Assets of an Affiliate of the ADC Software Group, in each case, used or held for use exclusively in the Billing Software Business.

“Purchased Equity Interests” shall mean the ADC Software Ireland Equity Interests and the ADC Software USA Equity Interests.

“Purchase Price” shall have the meaning set forth in Section 2.6.

“Remaining Top 10 Deferred Revenue” shall have the meaning set forth in Section 2.7.

“Residual Cost” shall have the meaning set forth in Section 2.7.

“Restructuring Expense Adjustment” means the increase in other accrued liabilities of the Billing Software Business by $2,800,000 in the Closing Date Working Capital as reflected on the Working Capital Statement and representing the agreed upon restructuring costs directly related to employee notice pay, severance, redundancy or similar costs with respect to Terminating Employees that will be incurred by the Billing Software Business, and which amount shall be decreased to the extent (i) such costs are actually spent, on a cash basis, by the ADC Software Group or ADC or any of its Affiliates between May 24, 2004 and the Closing Date, or (ii) ADC or one of its Affiliates (excluding the ADC Software Group) is actually liable for such costs with respect to any Terminating Employee who was employed by an ADC Foreign Subsidiary and who is listed on Schedule 3.11(m) as a Business Employee as of the date of such Schedule.

“Restructuring Expense Statement” means the statement attached to the Estimated Working Capital Statement that sets forth the individual expense items, by each Terminating Employee, that decrease the Restructuring Expense Adjustment.

“Reverse Transfers” shall have the meaning set forth in Section 5.4.

“Schedule” shall refer to all schedules referenced and attached to this Agreement.

“Secondary Deferred Revenue Statement” shall have the meaning set forth in Section 2.7.

“Seller Basket Amount” shall have the meaning set forth in Section 7.1.

“Seller Proprietary Information” shall have the meaning set forth in Section 5.9.

“Seller” or “Sellers” shall have the meaning set forth in the first paragraph of this Agreement.

“Software” means computer software programs, including all source code, object code, and documentation related thereto.

“Special Seller Indemnity Cap” shall have the meaning set forth in Section 7.1.

“Statement of Allocation” shall have the meaning set forth in Section 5.2.

“Straddle Period Taxes” shall have the meaning set forth in Section 5.3.

“Straddle Tax Return” shall have the meaning set forth in Section 5.3.

“Subsidiary” means as to any Person, a corporation or other entity of which shares of stock or other equity ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation or other entity are at the time owned, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Survival Period” shall have the meaning set forth in Section 7.1.

“Target Working Capital” means $200,000, which amount shall be increased on a dollar for dollar basis to the extent that Sellers do not comply with their obligations and assume and pay prior to the Closing the amounts required under Section 5.6(q)(ii).

“Taxes” means all federal, state, provincial, local, foreign and other net income, gross income, gross receipts, sales, capital, use, ad valorem, transfer, franchise, profits, license, lease, service, add on or alternative minimum tax, occupancy, withholding, payroll, fringe benefits, employment, excise, severance, stamp, value added, goods and services, occupation, premium, property (including real property taxes and any assessments, special or otherwise), windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto (and “Tax” means any one of the foregoing Taxes).

“Tax Law” means a statute, regulation or administrative rule or judicial opinion enacted, issued or promulgated for the determination, imposition, assessment or collection of any Tax.

“Tax Loss” shall have the meaning set forth in Section 5.3.

“Tax Returns” means all returns, declarations, reports, statements and other documents required under a Tax Law to be filed with a Governmental Authority in respect of Taxes, and includes any Forms W-2, 1099 or similar documents required under any Tax Law to be provided to a Person other than a Governmental Authority (and “Tax Return” means any one of the foregoing Tax Returns).

“TCA” shall have the meaning set forth in Section 5.3.

“Tele2” shall have the meaning as set forth in Section 5.25.

“Terminating Employees” shall have the meaning set forth in Section 5.22.

“Third Party Claim” shall have the meaning set forth in Section 7.1.

“Third Party Intellectual Property Rights Contracts” shall have the meaning set forth in Section 3.18.

“Toronto Lease” means the Lease, dated January 26, 1999, as amended, for the premises located at 123 Commerce Valley Drive, Markham, Ontario, Canada.

“Top 10 Deferred Revenue” shall have the meaning set forth in Section 2.7.

“Top 10 Deferred Revenue Accounts” means the ten (10) largest accounts as measured by the associated amount of deferred revenue adjustment and reflected in the Estimated Deferred Revenue Statement.

“Trademarks” means all trademarks, service marks, trade names, and trade dress (whether or not registered), in the United States and all other nations throughout the world, including all registrations and applications for registration or renewals of the foregoing, and the goodwill associated with any of the foregoing.

“Transfer Taxes” shall have the meaning set forth in Section 5.3.

“Transition Services Agreement” shall have the meaning set forth in Section 5.12.

“Treasury Regulations” shall mean the income tax regulations issued under the Code.

“Unaudited Billing Software Financial Statements” shall have the meaning set forth in Section 3.5.

“U.S. Domestic Business Employee” means a Business Employee who is employed by ADC Software USA or any of its Subsidiaries.

“U.S. Domestic Plan” or “U.S. Domestic Plans” shall have the meaning set forth in Section 3.11.

“VAT” shall have the meaning set forth in Section 5.3(c)(v).

“Working Capital Statement” shall have the meaning set forth in Section 2.6.

ARTICLE 2

THE TRANSACTION

2.1                                 Sale and Purchase of Purchased Equity Interests and Purchased Assets.

(a)                                  Purchase and Sale of ADC Software Ireland.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date, ADC LLC IA and ADC LLC IIA shall, and ADC shall cause them to, sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from ADC LLC IA and ADC LLC IIA, all of the outstanding shares of capital stock of Guernsey Newco 1 free and clear of any Encumbrances (the “ADC Software Ireland Equity Interests”) and, as a result of such purchase and sale, Buyer will own, directly or indirectly, all of the issued and outstanding shares of capital stock of each member of the ADC Software Ireland Group free and clear of any Encumbrances.

(b)                                 Assignment of Certain Contract Rights; Purchase and Sale of ADC Software USA.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date, ADC Sales shall (i) sell, transfer, assign, convey and deliver to ADC Software USA, and ADC Software USA shall purchase and assume from ADC Sales, each of the Contracts set forth on Schedule 2.1(b) and immediately thereafter, (ii) sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from ADC Sales, all of the outstanding shares of capital stock of ADC Software USA free and clear of any Encumbrances (the “ADC Software USA Equity Interests”).  The parties intend to make a joint election under Code Section 338(h)(10) with respect to the sale of the ADC Software USA Equity Interests as described in Section 5.3(e).

(c)                                  Purchase and Sale of the Purchased Assets.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date, ADC shall (i) cause each of the ADC Foreign Subsidiaries to sell, transfer, assign, convey and deliver to Buyer and Buyer shall purchase from such ADC Foreign Subsidiaries, all of such ADC Foreign Subsidiaries’ right, title and interest in and to the Purchased Assets set forth on Schedule 2.1(c)(i), in accordance with the Local Transfer Agreements pursuant to Section 5.14, (ii) sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and assume from ADC (or one of its Affiliates), each of the Contracts set forth on Schedule 2.1(c)(ii), and (iii) sell, transfer, assign, convey and deliver to Buyer and Buyer shall purchase from ADC, all of ADC’s right, title and interest in and to the Billing Software Intellectual Property Rights set forth on Schedule 2.1(c)(iii), in each case, free and clear of any Encumbrances.

2.2                                 Excluded Assets of Sellers and ADC Software Group.  It is hereby acknowledged and agreed that, aside from the Purchased Assets and Purchased Equity Interests, neither Sellers nor any of their Affiliates are selling, transferring or assigning to Buyer, and Buyer is not purchasing or acquiring from Sellers or any of their Affiliates, any assets not included in the Purchased Assets or the Purchased Equity Interests, including:

(a)                                  all of either Sellers’ or the ADC Software Group’s right, title and interest to the assets listed on Schedule 2.2;

(b)                                 except as specifically provided under this Agreement, any and all Intellectual Property owned by ADC or any of its Affiliates (other than the Intellectual Property owned or licensed exclusively by any member of the ADC Software Group or used exclusively in connection with the Billing Software Business); and

(c)                                  the Nonbusiness Assets being removed from the ADC Software Ireland Group pursuant to Section 5.15 and as set forth on Schedule 5.15.

All of the items referred to or described in this Section 2.2 are referred to herein as the “Excluded Assets.”  Buyer expressly acknowledges that, notwithstanding its purchase of the ADC Software Ireland Equity Interests and the ADC Software USA Equity Interests and, except as provided in the Transition Services Agreement, it is not acquiring any rights to the “ADC” name or any derivatives thereof.

2.3                                 Assumed Liabilities.

(a)                                  On the Closing Date, Buyer shall assume and agree to pay, perform or otherwise discharge, in accordance with their respective terms and subject to the respective conditions thereof and the provisions of Section 2.4, the following Liabilities (all such Liabilities, the “Assumed Liabilities”):

(i)                                     any and all Liabilities primarily related to the Billing Software Business Assets set forth on Schedule 2.1(c)(i);

(ii)                                  any Liabilities primarily related to the Contracts set forth on Schedule 2.1(b) or Schedule 2.1(c)(ii);

(iii)                               any Liabilities of Buyer or any of its Affiliates (including the members of the ADC Software Group) arising under the Agreement, including the obligation of the ADC Software Group to pay (i) the remaining portion of the Restructuring Expense Adjustment reflected in the Final Working Capital Statement and (ii) any amount in excess of the remaining portion of the Restructuring Expense Adjustment, in each case which is applicable to Terminating Employees of the ADC Software Group; and

(iv)                              any other Liabilities set forth on Schedule 2.3.

(b)                                 Assumed Liabilities shall also include all Liabilities arising from the conduct of the Billing Software Business by Buyer after the Closing Date.

(c)                                  In addition, each member of the ADC Software Group will, after the Closing Date, remain subject to all Liabilities they may have on the Closing Date, except to the extent related to the Excluded Assets or as provided in Section 2.4.

2.4                                 Excluded Liabilities.

(a)                                  It is hereby acknowledged and agreed that, except for the Assumed Liabilities, Buyer and its Affiliates (including the ADC Software Group and the Guernsey Newcos following the Closing) shall not assume or be obligated to pay, perform or otherwise discharge any Liabilities of Sellers or any of their Affiliates (exclusive of members of the ADC Software Group), whether or not related to the Billing Software Business, including the following (all of such obligations and Liabilities not constituting an Assumed Liability, and thus not assumed by Buyer or any of its Affiliates (including the ADC

Software Group and the Guernsey Newcos following the Closing), being herein called the “Excluded Liabilities”):

(i)                                     those Liabilities specifically set forth on Schedule 2.4;

(ii)                                  any Liabilities associated with the Excluded Assets or the Excluded Employees;

(iii)                               any Liabilities of Sellers or any of their Affiliates (exclusive of members of the ADC Software Group) arising under this Agreement, including the obligation to pay the reduced portion of the Restructuring Expense Adjustment in the Final Working Capital Statement which is applicable to Terminating Employees of the Foreign Subsidiaries;

(iv)                              any Liabilities for Pre-Closing Taxes, except for any Taxes accrued and included as a liability in the computation of Closing Date Working Capital; and

(v)                                 any Liabilities relating to Taxes of Sellers or any of their Affiliates (subject to Section 5.3, exclusive of members of the ADC Software Group) and, with respect to the Purchased Assets, for any period ending on or before the Closing Date (including any liabilities, obligations and expenses pursuant to any tax sharing agreement, tax indemnification or similar arrangement) and any Taxes (other than the Transfer Taxes described in Section 5.3(c)(v) to be paid by Buyer in Section 5.14) payable in connection with the transactions contemplated by this Agreement.

(b)                                 In addition, notwithstanding anything in this Agreement to the contrary, none of Buyer or its Affiliates (including the ADC Software Group and the Guernsey Newcos following the Closing) shall have any Liabilities in respect of any of (i) the Terminating Employees (except (A) for any costs directly related to employee notice pay, severance, redundancy or similar costs with respect to Terminating Employees who were employed by any member of the ADC Software Group as of May 24, 2004 that did not reduce the Restructuring Expense Adjustment on the Final Working Capital Statement; and (B) with respect to any Liability arising with respect to a Terminating Employee whose termination date is on or after the Closing Date to the extent that such Liability is predominantly a direct result of any action or omission occurring on or after the Closing Date on the part of Buyer or any of its Affiliates which, as of the Closing also includes any member of the ADC Software Group and the Guernsey Newcos)), (ii) the Excluded Employees, (iii) the U.S. Domestic Plans, (iv) the employment, prior to the Closing Date, of any Foreign Subsidiary Transferred Employee, (v) the Foreign Plans listed on Schedule 3.11(i), (vi) the ADC Foreign Subsidiary Plans and (vii) the Toronto Lease.  All such Liabilities shall be deemed Excluded Liabilities for purposes of this Agreement.

2.5                                 The Closing.

(a)                                  Following the Pre-Closing (as defined below), the closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Oppenheimer Wolff & Donnelly LLP, 45 South Seventh Street, Plaza VII, Suite 3300,

Minneapolis, MN 55402, or at such other place as shall be mutually agreed to by the parties hereto, automatically upon the satisfaction of the Admission Condition and payment of the Cash Purchase Price (the “Closing Date”) whereupon all documents delivered into escrow shall be released.  The effective time of the transactions contemplated hereby shall be deemed to be 8 a.m. (GMT) on the Closing Date.

(b)                                 The pre-closing (the “Pre-Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Oppenheimer Wolff & Donnelly LLP, 45 South Seventh Street, Plaza VII, Suite 3300, Minneapolis, MN 55402, or at such other place as shall be mutually agreed to by the parties hereto, on the date selected by the Sellers that is within five (5) Business Days after the satisfaction or waiver of all of the closing conditions set forth in Article 6 (other than the Admission Condition) whereupon the parties shall deliver into escrow all documents to be delivered at Closing.

2.6                                 Purchase Price.

(a)                                  In consideration of the Purchased Equity Interests and Purchased Assets, Buyer will (i) allot, credited as fully paid up to 60,429,167 Buyer’s Shares (in the aggregate) to GA or to such affiliate of GA as GA shall direct pursuant to an agreement of even date herewith between GA and the Buyer (the “Placing Agreement”) whereby GA has (conditional upon satisfaction of the conditions in Article 6 this Agreement, other than the Admission Condition) agreed to pay an aggregate sum of $71 million in cash to Sellers, which agreement is also reflected in the agreement of even date herewith between GA and the Sellers (the “Cash Realization Agreement”); and (ii)  pay to Sellers the aggregate sum of $3.5 million in cash, and therefore the Sellers will receive a total of $74.5 million in cash (the “Cash Purchase Price”), adjusted as described in this Section 2.6 and Section 2.8, and (iii) assume the Assumed Liabilities (the “Purchase Price”).  The Sellers shall have no right, title or interest in or to the said Buyer’s Shares or any of them.  Any reduction in the Cash Purchase Price pursuant to Section 2.6 or Section 2.8 shall first be applied to reduce the $3.5 million payable directly by Buyer pursuant to clause (ii) above before any reduction shall apply to the $71 million amount payable by GA pursuant to clause (i) above.

(b)                                 Adjustment to Purchase Price.

(i)                                     The Purchase Price shall be increased or decreased, as the case may be, on a dollar for dollar basis to the extent that the Closing Date Working Capital is greater or less than the Target Working Capital.  Attached hereto as Schedule 2.6(b), for illustration purposes only, is a statement of working capital of the Billing Software Business prepared as of April 30, 2004 (the “Working Capital Statement”), which calculates the net working capital of the Billing Software Business, including the Accounts Receivable Adjustment, the Deferred Revenue Adjustment, the Prepaid Expense Adjustment, the Restructuring Expense Adjustment, and the reduction in the Purchase Price that would be required by this Section 2.6(b) had the Closing occurred on April 30, 2004.  The Working Capital Statement shall include the Deferred Revenue Statement.

(ii)                                  Not later than eight (8) Business Days prior to the Pre-Closing, ADC shall prepare an estimate of the Closing Date Working Capital (the “Estimated Working Capital Statement”) in consultation with Buyer, showing in reasonable detail the amount reasonably estimated by ADC, in good faith, to be the net amount, if any, of the adjustments provided for in this Section 2.6(b).  The Estimated Working Capital Statement will be prepared in accordance with the Accounting Policies on the same basis and using the same methodology, assumptions and adjustments utilized to prepare the Working Capital Statement, and shall include the Estimated Deferred Revenue Statement and the Restructuring Expense Statement.  The Purchase Price payable by Buyer at the Closing shall be based on the estimated value of current assets and current liabilities of the Billing Software Business as set forth in the Estimated Working Capital Statement and shall be adjusted after the Closing, if necessary, pursuant to Section 2.6(c).  Notwithstanding the above, any increase in the Purchase Price that may be due to ADC from Buyer pursuant to this Section 2.6(b) at Closing, shall, at Buyer’s sole discretion, be set off against the Deemed Value of the remaining services that ADC is otherwise obligated to provide to Buyer pursuant to the Transition Services Agreement (and in no event shall any increase in the Purchase Price exceed the Deemed Value of the remaining services under the Transition Services Agreement) by reducing the term (in whole month increments) in which ADC is otherwise obligated to provide such services to Buyer following the Closing Date, but which reduction shall be subject to Buyer’s right, in its sole discretion, to re-purchase any portion of such services at the Deemed Value for cash payable within five (5) Business Days of the date in which notice is provided.  With respect to the preceding sentence, for the avoidance of doubt, and by way of example, if the amount owed ADC is determined to be $500,000, the term in which ADC is otherwise obligated to provide such services shall be reduced by two months, provided that if Buyer pays ADC $100,000 in cash to reduce the overall amount owed to ADC to $400,000, then the term in which ADC is otherwise obligated to provide the services shall be reduced by one month.

(c)                                  Final Adjustment Amount.

(i)                                     Within forty-five (45) days after the Closing Date, Buyer shall prepare and deliver to ADC a statement of the Closing Date Working Capital of the Billing Software Business (the “Final Working Capital Statement”), including a statement setting forth Buyer’s good faith determination of the actual adjustment to the Purchase Price (the “Final Adjustment Amount”), based on the values of the current assets and current liabilities of the Billing Software Business set forth in the Final Working Capital Statement.  The Final Working Capital Statement will be prepared in accordance with the Accounting Policies on the same basis and using the same methodology, assumptions and adjustments utilized to prepare the Working Capital Statement, except that the Deferred Revenue Adjustment shall be equal to the amount of the Deferred Revenue Adjustment set forth on the Estimated Working Capital Statement, plus, to the extent any deferred revenue items reflected in the Estimated Deferred Revenue Statement are increased in the

Final Working Capital Statement, an amount equal to (i) the increased amount of deferred revenue attributed to items reflected in the Estimated Deferred Revenue Statement, multiplied by (ii) the quotient obtained by dividing (x) the Deferred Revenue Adjustment on the Estimated Deferred Revenue Statement, by (y) the total deferred revenue reflected on the Estimated Deferred Revenue Statement.  To the extent that any deferred revenue items reflected on the Estimated Deferred Revenue Statement are increased in accordance with the previous sentence, if applicable, a corresponding increase to reflect the appropriate Accounts Receivable Adjustment shall be made to Accounts Receivable on the Final Working Capital Statement.  Each of Seller (and each of Seller’s Affiliates) and Buyer shall provide the other party with access during normal business hours to any books, records, working papers or other information in its possession after the Closing Date reasonably necessary or useful in the preparation of the Final Working Capital Statement and the calculation of the Final Adjustment Amount.  The Final Working Capital Statement shall become final and binding upon all parties hereto on the twenty-first (21st) day following delivery thereof (without counting such day of delivery) to ADC unless ADC gives written notice of a good faith disagreement with the Final Working Capital Statement (a “Notice of Disagreement”) to Buyer prior to such date.  Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted and relate solely to the review of the Final Working Capital Statement and the calculation of the Final Adjustment Amount.

(ii)                                  If a timely Notice of Disagreement is delivered by ADC as required pursuant to Section 2.6(c)(i), then the Final Working Capital Statement shall become final and binding upon all of the parties hereto on the earlier of (x) the date ADC and Buyer resolve in writing any differences they may have with respect to all matters specified in the Notice of Disagreement and (y) the date all disputed matters are finally resolved in writing by an independent public accounting firm (the “Independent Accountants”).  During the 15-day period following the delivery of a Notice of Disagreement, ADC and Buyer shall seek in good faith to resolve any differences which they may have with respect to any matter specified in the Notice of Disagreement and each shall provide the other with reasonable access to any books, records, working papers or other information reasonably necessary or useful in the preparation or calculation of (i) the Final Adjustment Amount, (ii) the Final Working Capital Statement, or (iii) the Notice of Disagreement.  At the end of such 15-day period, if there has been no resolution of the matters specified in the Notice of Disagreement, ADC and Buyer shall make a written submission of any and all matters arising under this Section 2.6 that remain in dispute to the Independent Accountants for review and resolution.  The Independent Accountants shall be KPMG or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by ADC and Buyer.  The Independent Accountants shall (i) not hear any oral testimony regarding the matters in dispute, (ii) except as set forth in Section 2.6(c)(i), not make any adjustments to the Deferred Revenue Adjustment as set forth in the Estimated Working Capital Statement, and their review shall be on the same basis, and using the same assumptions, as utilized to prepare the Working Capital Statement.  The Independent Accountants shall render a decision resolving the matters submitted to the Independent Accountants within ten (10) days following submission thereto (or as soon thereafter as reasonably practicable), and such decision shall be final, binding and conclusive on each of Sellers and Buyer.  All fees and expenses of the Independent Accountants shall be borne (i) by Buyer if the difference between the amount of the adjustment determined by Buyer and the Independent Accountants’ determination is equal to or greater than fifteen percent (15)% of such adjustment, and (ii) by ADC if such difference is less than fifteen percent (15)% of such adjustment.

(iii)                               If, as a result of any adjustments made pursuant to this Section 2.6, ADC is finally determined to owe any amount to Buyer, ADC shall within three (3) Business Days pay such amount to Buyer, provided, however, that if there is any amount then outstanding pursuant to the Credit Facility, then, at Buyer’s option, such amount owed may first be offset against the amount then outstanding and any excess amount owed shall be paid to Buyer in accordance with this Section.  Any such payments shall be made by federal wire transfer of immediately available funds to an account designated in writing by the party receiving payment and be made without interest from the Closing Date.  Notwithstanding the above, if, as a result of any adjustments made pursuant to this Section 2.6, Buyer is finally determined to owe any amounts to ADC, such amounts shall, at Buyer’s sole discretion, be set off against the Deemed Value of the remaining services that ADC is otherwise obligated to provide to Buyer pursuant to the Transition Services Agreement (and in no event shall any increase in the Purchase Price exceed the Deemed Value of the remaining services at the time of final resolution pursuant to this Section 2.6(c)) by reducing the term (in whole month increments) in which ADC is otherwise obligated to provide such services to Buyer following the final resolution pursuant to this Section 2.6(c), but which reduction shall be subject to Buyer’s right, in its sole discretion, to re-purchase any portion of such services at the Deemed Value for cash payable within five (5) Business Days of the date in which notice is provided.  With respect to the preceding sentence, for the avoidance of doubt, and by way of example, if the amount owed ADC is determined to be $500,000, the term in which ADC is otherwise obligated to provide such services shall be reduced by two months, provided that if Purchaser pays ADC $100,000 in cash to reduce the overall amount owed to ADC to $400,000, then the term in which ADC is otherwise obligated to provide the services shall be reduced by one month.

2.7                                 Adjustment With Respect to Deferred Revenue.

(a)                                  The Purchase Price shall be decreased (and in no event shall it be increased) on a dollar for dollar basis to the extent that the Final Deferred Revenue Cost Amount (as defined below) exceeds the Deferred Revenue Cost Amount reflected on the Final Working Capital Statement; provided, however, that, except as provided in Section 2.7(b)(2) below, the Purchase Price shall not be decreased pursuant to this Section 2.7 unless the Final Deferred Revenue Cost Amount exceeds the Deferred Revenue Cost

Amount by at least $200,000 (the “Deferred Revenue Basket”), in which case the Purchase Price shall be reduced by the full amount of such excess, including the Deferred Revenue Basket; and provided, further, that in no event shall the decrease, if any, in the Purchase Price pursuant to this Section 2.7 exceed the amount of the Deferred Revenue Adjustment as reflected in the Final Working Capital Statement.  For purposes of this Section 2.7, the “Final Deferred Revenue Cost Amount” shall mean the aggregate of (i) the actual costs, on an aggregate basis, in respect of the goods and services provided for each of the Top 10 Deferred Revenue Accounts (as adjusted pursuant to Section 2.7(b)(i)(1) or (2) and as calculated in a manner consistent with ADC’s historical cost accounting practices) (the “Actual Top 10 Deferred Revenue Costs”), plus (ii) the costs in respect of the goods and services in provided for all other deferred revenue accounts reflected in the Final Working Capital Statement, which costs shall for purposes of this clause (ii) be determined by multiplying (x) the aggregate amount of the deferred revenue attributable to such deferred revenue items at Closing by (y) the Deemed Quotient (as defined in Section 2.7(b)(i)(1))

(b)                                 Final Deferred Revenue Statement.

(i)                                     Within sixteen (16) months after the Closing Date, Buyer shall prepare and deliver to ADC a final statement of the deferred revenue of the Billing Software Business (the “Final Deferred Revenue Statement”) as of the date that is fourteen (14) months after the Closing Date (the “Deferred Revenue Date”), including a statement setting forth Buyer’s determination of the Final Deferred Revenue Cost Amount.  The Final Deferred Revenue Statement will be prepared on the same basis and using the same methodology, assumptions and adjustments utilized to prepare the Estimated Deferred Revenue Statement, provided that if any deferred revenue related to the Top 10 Deferred Revenue Accounts remains outstanding on the Deferred Revenue Date (the “Remaining Top 10 Deferred Revenue”), then:

(1)                                  if the Remaining Top 10 Deferred Revenue is less than or equal to ten percent (10%) of the total deferred revenue related to the Top 10 Deferred Revenue Accounts reflected on the Final Working Capital Statement (the “Top 10 Deferred Revenue”), then, the Actual Top 10 Deferred Revenue Costs shall be deemed to be equal to the sum of (x) the Actual Top 10 Deferred Revenue Costs incurred through the Deferred Revenue Date plus (y) the product of (I)  the Remaining Top 10 Deferred Revenue, multiplied by (II) the quotient (the “Deemed Quotient”) obtained by dividing (A) the Actual Top 10 Deferred Revenue Costs as of the Deferred Revenue Date by (B) the difference of the Top 10 Deferred Revenue minus the Remaining Top 10 Deferred Revenue; and

(2)                                  if the Remaining Top 10 Deferred Revenue is greater than ten percent (10%) of the Top 10 Deferred Revenue, then, for purposes of calculating any reduction in Purchase Price pursuant to this Section 2.7, each of the Final Deferred Revenue Cost Amount and the Deferred Revenue Cost Amount shall be deemed to exclude any cost attributable

Remaining Top 10 Deferred Revenue as of the Deferred Revenue Date, which exclusion of cost shall be deemed to reduce the Deferred Revenue Cost Amount by an amount equal to the product (such product, the “Residual Cost”) obtained by multiplying (a) the Deferred Revenue Cost Amount by (b) the quotient obtained by dividing (i) the Remaining Top 10 Deferred Revenue by (ii) the deferred revenue reflected on the Final Working Capital Statement (prior to the application of the Deferred Revenue Adjustment).  Notwithstanding the foregoing, if, as of the date upon which no Remaining Top 10 Deferred Revenue is required to be recognized as a liability on the balance sheet of the Billing Software Business (as determined by Buyer in accordance with the Accounting Policies), the actual aggregate cost in respect of the goods and services provided for the Remaining Top 10 Deferred Revenue exceeds the Residual Cost, then ADC shall pay to Buyer an amount equal to such excess, without regard to the Deferred Revenue Basket.  The adjustment contemplated by the immediately preceding sentence shall be subject to the same general time periods, delivery periods and dispute resolution procedures as are applicable to the Final Deferred Revenue Adjustment as of the Deferred Revenue Date.

For purposes of clarification, examples of the above calculations are attached hereto as Exhibit 2.7.

(ii)                                  Each of Sellers (and their Affiliates) and Buyer shall provide the other party with access during normal business hours to any books, records, working papers or other information in its possession after the Closing Date reasonably necessary or useful in the preparation of the Final Deferred Revenue Statement (or, if applicable, the Secondary Deferred Revenue Statement which shall be resolved in the same manner as the Final Deferred Revenue Statement) and the calculation of the Final Deferred Revenue Adjustment Amount.  The Final Deferred Revenue Statement shall become final and binding upon all of the parties hereto on the fifteenth (15th) day following delivery thereof (without counting such day of delivery) to ADC unless ADC gives written notice of a good faith disagreement with the Final Deferred Revenue Statement (a “Deferred Revenue Notice of Disagreement”) to Buyer prior to such date.  Any Deferred Revenue Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted and relate solely to the review of the Final Deferred Revenue Statement and the calculation of the Final Deferred Revenue Adjustment Amount.

(iii)                               If a timely Deferred Revenue Notice of Disagreement is delivered by ADC as required pursuant to Section 2.7(b)(i), then the Final Deferred Revenue Statement shall become final and binding upon all of the parties hereto on the earlier of (x) the date ADC and Buyer resolve in writing any differences they may have with respect to all matters specified in the Deferred Revenue Notice of Disagreement and (y) the date all disputed matters are finally resolved in writing by the Independent Accountants.  During the 15-day period following the delivery of a Deferred Revenue Notice of Disagreement, ADC and Buyer shall seek in good faith to resolve any differences which they may have with respect to any matter specified in the Deferred Revenue Notice of Disagreement and each shall provide the other with reasonable access to any books, records, working papers or other information reasonably necessary or useful in the preparation or calculation of (i) the Final Deferred Revenue Adjustment Amount, (ii) the Final Deferred Revenue Statement, or (iii) the Deferred Revenue Notice of Disagreement.  At the end of such 15-day period, if there has been no resolution of the matters specified in the Deferred Revenue Notice of Disagreement, ADC and Buyer shall make a written submission of any and all matters arising under this Section 2.7 that remain in dispute to the Independent Accountants for review and resolution.  The Independent Accountants shall be the same firm selected in Section 2.6 or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by ADC and Buyer.  The Independent Accountants shall not hear any oral testimony regarding the matters in dispute, and their review shall be on the same basis, and using the same methodology, assumptions and adjustments, as utilized to prepare the Deferred Revenue Statement.  The Independent Accountants shall render a decision resolving the matters submitted to the Independent Accountants within ten (10) days following submission thereto (or as soon thereafter as reasonably practicable), and such decision shall be final, binding and conclusive on the each of Sellers and Buyer.  All fees and expenses of the Independent Accountants shall be borne (i) by Buyer if the difference between the amount of the adjustment determined by Buyer and the Independent Accountants’ determination is equal to or greater than fifteen percent (15)% of such adjustment, and (ii) by ADC if such difference is less than fifteen percent (15)% of such adjustment.

(iv)                              If, as a result of any adjustments made pursuant to this Section 2.7, ADC or Buyer is finally determined to owe any amount to the other party, either ADC or Buyer, as applicable, shall within three (3) Business Days pay such amount to such other party, provided that Buyer shall be entitled, at its election and to the extent available, to set off any amounts owed to Buyer pursuant to this Section 2.7 against any amounts then outstanding under the Credit Facility.  Any such payments shall be made by federal wire transfer of immediately available funds to an account designated in writing by the party receiving payment and be made without interest from the Closing Date.

2.8                                 Adjustment with Respect to the Audited Billing Software Financial Statements.  In the event that the Audited Billing Software Financial Statements for the twelve (12) months ending October 31, 2003 prior to the adjustments required to make the statements compliant with United Kingdom Generally Accepted Accounting Principles contain either (i) a decrease in “revenue” as set forth in the respective income statement of greater than 5%, or (ii) a decrease in the “gross margin” as set forth in the respective income statement of greater than 10%, in each such case, from the amounts for such items set forth in the Billing Software Financial Statements prepared for the same period, the Purchase Price will be reduced by One Million Dollars ($1,000,000).  Nothing in this Section 2.8 shall be deemed to limit Buyer’s rights to pursue a remedy under any other provision of this Agreement, or otherwise, provided that Sellers’ payment of the

$1,000,000 Purchase Price reduction pursuant to this Section 2.8 shall foreclose Buyer’s right to indemnification pursuant to Section 7.1(a) solely with regard to a claim based upon a breach of the representations and warranties under Section 3.5 as such breach relates to the “revenue” or “gross margin” as set forth on income statement of the Billing Software Business for and as of the twelve (12) months ending October 31, 2003, which statement is attached hereto on Schedule 3.5.  For the avoidance of doubt, if the “revenue” or “gross margin” thresholds set forth in this Section 2.8 are in fact exceeded in the Audited Billing Software Financial Statements, the existence of such fact shall neither be determinative of a Material Adverse Effect, nor shall it limit Buyer’s right to make a claim of a Material Adverse Effect under this Agreement.

2.9                                 Consent of Third Parties; Further Assurances.

(a)                                  For a period of six (6) months after the Closing Date, Sellers and Buyer shall, at Sellers’ expense (other than with regard to Buyer’s legal and accounting fees and expenses), execute and deliver, or cause to be executed and delivered, such additional instruments of conveyance and transfer as Buyer or Sellers may reasonably request or as may be otherwise reasonably necessary to more effectively convey or transfer to, and vest in, the Buyer Group and put the Buyer Group in possession of, and for Buyer to assume any part of the Purchased Assets, Purchased Equity Interests and the Assumed Liabilities.  Nothing in this Agreement shall be construed as an attempt or agreement to assign any asset, Contract, permit, license or other right or obligation which would otherwise be included in the Purchased Assets, Purchased Equity Interests or Assumed Liabilities, as appropriate, but which is by its terms or by law nonassignable without the consent of the other party or parties thereto or any Governmental Authority, unless such consent shall have been given (the “Non-Assignable Assets”).  Prior to, and, if necessary, for a ninety (90) day period (or such shorter period as specified elsewhere in this Agreement with respect to specific types of Purchased Assets, Purchased Equity Interests or Assumed Liabilities) after the Closing, each Seller agrees to use its commercially reasonable efforts to obtain any such consents promptly.  At such time as any Non-Assignable Asset is properly assigned to Buyer, such Non-Assignable Asset shall become a Purchased Asset, Purchased Equity Interest or Assumed Liability, as appropriate.

(b)                                 Following the Closing and until such time as such Non-Assignable Assets may be properly assigned to Buyer, such Non-Assignable Assets shall be held by Sellers in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer in the name of Sellers and all benefits and obligations existing thereunder shall be for the account of Buyer.  During such period, (i) Buyer shall perform all of the obligations of Sellers in connection with the Non-Assignable Assets and (ii) Sellers shall take or cause to be taken such action in their name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of the Non-Assignable Assets and to effect collection of money or other consideration to become due and payable under the Non-Assignable Assets and Sellers shall promptly pay over to Buyer all money or other consideration received by them (or their Affiliates) in respect of all Non-Assignable Assets.  Following the Closing, Sellers authorize Buyer, to the extent permitted by Applicable Law and the terms of the Non-Assignable Assets and at Buyer’s expense, to perform all of the obligations and receive all of the benefits under the Non-Assignable Assets, and appoint

Buyer as their attorney-in-fact to act in their name on their behalf (and on behalf of their Affiliates) with respect thereto.

2.10                           Customer Billing.  In the event that any Seller or any of Sellers’ Affiliates receives after the Closing Date (i) payment with respect to any Accounts Receivable, or (ii) payment on invoices relating to the sales of products or services rendered by Buyer, the ADC Software Group or the Billing Software Business, each such Seller will promptly notify Buyer of such receipt and will promptly remit, or will cause such Affiliate to promptly remit, such payment to Buyer.  In the event that any Seller or any of Sellers’ Affiliates makes payment after the Closing Date on invoices relating to the operation of the Billing Software Business after the Closing Date, or with respect to any Assumed Liability, such Seller or such Affiliate will promptly notify Buyer of such payment (or Buyer will notify Sellers of such payment) and Buyer will promptly remit an amount equal to such payment to the appropriate Seller or Affiliate, and each Seller and Sellers’ Affiliates agree and acknowledge that neither it nor they shall be entitled to any tax deduction for any such payment.  In the event that Buyer or any of its Affiliates (including the ADC Software Group and the Guernsey Newcos) receive payment after the Closing Date on invoices issued by any Seller or any of Sellers’ Affiliates relating to an Excluded Asset or relating to a product sold or services rendered by businesses other than the Billing Software Business, Buyer will promptly notify the appropriate Seller of such receipt and will promptly remit, or will cause such Affiliate to promptly remit, such payment to the appropriate Seller (net of all Taxes with respect thereto).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each member of the ADC Selling Group jointly and severally represents and warrants to Buyer that the statements contained below are true and correct, except as set forth in the disclosure schedule (the “Disclosure Schedule”) delivered by Sellers to Buyer, on the date hereof and as of the Closing Date.

3.1                                 Organization.  Each member of the ADC Software Group is a corporation or other legal entity duly organized, validly existing and in good standing (or, with respect to ADC Software Ireland, is in compliance with Irish law) under the laws of the jurisdictions set forth on Schedule 3.1.  Each member of the ADC Selling Group, its Affiliates, or the ADC Software Group has all corporate power and corporate authority necessary to carry on the Billing Software Business as now conducted and to own or lease and operate their properties as and in the places where such Billing Software Business is now conducted and such properties are now owned, leased or operated.  Each member of the ADC Software Group is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary or appropriate as a result of the conduct of its business or the ownership of its properties, other than in such jurisdictions where the failure to be so qualified would not have a Material Adverse Effect.   True, complete and correct copies of the formation documents and bylaws of each member of the ADC Software Group have been delivered to Buyer prior to the date hereof.  Except as set forth on Schedule 3.1, no member of the ADC Software Group owns an equity interest in any other entity.

3.2                                 Authority; Authorization; Binding Obligation.  Each member of the ADC Selling Group has full corporate authority and corporate power to execute and deliver this Agreement and effect the transactions contemplated hereby and has duly authorized the execution, delivery and performance of this Agreement by all necessary corporate action.  This Agreement and any other agreements executed in connection herewith have been duly executed and delivered by each member of the ADC Selling Group, and constitute the valid and legally binding obligations of each member of the ADC Selling Group enforceable against them in accordance with their terms, subject to applicable bankruptcy moratorium, reorganization, insolvency and similar laws of general application relating to or affecting the rights and remedies of creditors generally and to general equitable principles (regardless of whether in equity or at law).

3.3                                 Capitalization.

(a)                                  The authorized capital stock or other equity interests, as the case may be, of each member of the ADC Software Group is set forth on Schedule 3.3(a).  All issued and outstanding shares of capital stock or other equity interests, as the case may be, of the ADC Software Group are validly issued and are fully paid, nonassessable and free of preemptive rights or Encumbrances, and are held of record and beneficially, either directly or indirectly, by one or more of Sellers as set forth on Schedule 3.3(a) hereto.

(b)                                 Except as set forth on Schedule 3.3(b), there are:  (i) no outstanding subscriptions, options, calls, Contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Sellers or any of their Affiliates to issue, deliver or sell, or cause to be issued, delivered or sold or otherwise to become outstanding, additional shares of the capital stock of any member of the ADC Software Group or obligating Sellers or any of their Affiliates to grant, extend or enter into any such agreement or commitment, and (ii) no voting trusts, proxies or other agreements or understandings to which Sellers or any of their Affiliates are parties or are bound with respect to the voting of any shares of capital stock of any member of the ADC Software Group.  True, accurate and complete copies of any items listed on Schedule 3.3(b) have been delivered to Buyer prior to the date hereof.

3.4                                 No Violations.  Except as disclosed on Schedule 3.4, the execution, delivery and performance of this Agreement and the Local Transfer Agreements and the arrangements and transactions contemplated by Section 5.15 by the ADC Selling Group or any member of the ADC Software Ireland Group and the consummation of the transactions contemplated hereby and thereby do not and will not (i) result in a breach or violation of any provision of the charter or by-laws or other governing document of any member of the ADC Selling Group, the ADC Software Group, or the ADC Foreign Subsidiaries, (ii) result in a violation of any Applicable Law, statute, rule, regulation or ordinance applicable to any member of the ADC Selling Group, the ADC Software Group, or the ADC Foreign Subsidiaries, (iii) violate or result in a breach of or constitute an event of default (or an event which might, upon the passage of time or the giving of notice, or both, constitute an event of default) under any provision of, result in acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate, accelerate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, Governmental Permit, material lease, material agreement, material Contract, license, or material instrument which relates to the Billing Software Business or the Purchased Assets, or result in an Encumbrance on the Billing Software Business or the Purchased Assets, (iv) violate any order, judgment, decree, rule or regulation of any court or any Governmental Authority, (A) having jurisdiction over any member of the ADC Selling Group, the ADC Software Group, or the ADC Foreign Subsidiaries or any of their respective assets or properties, or (B) having jurisdiction over the Billing Software Business or the Purchased Assets, or (v) give rise to any breach and/or right or termination of, or right to any compensation or damages or other claim against the ADC Software Group under or in connection with, any contract of employment or employment relationship with or alleged employment relationship with any member of the ADC Software Ireland Group, except in the case of Sections 3.4(a)(ii) or 3.4(a)(iv) where the violation, conflict, default, acceleration, termination, cancellation, imposition of fees or penalties or Encumbrances would not individually or in the aggregate have a Material Adverse Effect.

3.5                                 Financial Statements.  Attached hereto as Schedule 3.5 are true and complete copies of the unaudited, consolidated balance sheet and income statement of the Billing Software Business for and as of the twelve (12) months ending October 31, 2003, and the six (6) months ending April 30, 2004 (such unaudited balance sheets and income statements of the Billing Software Business being referred to collectively herein as the “Billing Software Financial Statements”).  The Billing Software Financial Statements (i) have been compiled from, and are in all material respects in accordance with, the books and records maintained for the Billing Software Business (which are correct and complete), (ii) fairly present the financial position of the Billing Software Business as of their respective dates and the financial position and results of operations of the Billing Software Business for the periods then ended, and (iii) were prepared in accordance with GAAP consistently applied, subject to: (A) the failure to include comparative amounts for previous periods; (B) the failure to include footnotes; (C) the failure to include income tax expense; (D) the failure to include the effect of certain intercompany transactions; (E) the failure to include “other income and expenses” including, for example, foreign exchange gains and losses and interest income and expense; (F) the inclusion of the effect of the elimination of the intercompany payables and receivables pursuant to Section 5.13; (G) the inclusion of the effect of an allocation of expense for certain common support functions that may be greater or less than what would be required by GAAP; (H) the inclusion of the operations of certain entities within the Billing Software Business whose inclusion may not otherwise be permitted by GAAP; (I) the exclusion of the Excluded Assets and the Excluded Liabilities; and (J) the exclusion of any reserve for income Taxes.

3.6                                 Absence of Changes.  Except as disclosed on Schedule 3.6 and except as otherwise contemplated by this Agreement, since January 30, 2004:

(a)                                  the members of the ADC Selling Group, their Affiliates and the ADC Software Group have conducted the Billing Software Business only in the ordinary course of business consistent with past practice, including the use of reasonable efforts to (i) preserve the Billing Software Business intact, (ii) keep available to Buyer the services of the Business Employees, and (iii) preserve for Buyer the goodwill of suppliers, customers and others having business relations with the Billing Software Business;

(b)                                 there has not been any change (or series of changes) in the business, condition (financial or otherwise), properties, assets or results of operations of the Billing Software Business, except for changes that have not had or would not reasonably be expected to have a Material Adverse Effect;

(c)                                  no member of the ADC Selling Group or the ADC Software Group or any ADC Foreign Subsidiary has (i) made or promised to make any increase in any salaries, rates of pay or other compensation or benefits of any Business Employee, except in the ordinary course and consistent with past practice, or (ii) entered or promised to enter into any employment contract or change of control contract with any Business Employee;

(d)                                 the Billing Software Business has not suffered any Damage, destruction or loss of any tangible or intangible assets, properties or items which would have been included as Purchased Assets or the assets of any member of the ADC Software Group but for such aggregate Damage, destruction or loss (whether or not covered by insurance) not in excess of $100,000;

(e)                                  the Billing Software Business has not suffered any strike or other material labor trouble with respect to any Business Employees, and no agreement or negotiation with any labor union or other collective bargaining representative of any Business Employees has been executed or commenced;

(f)                                    there has not been any termination, cancellation, expiration, non-renewal or waiver of any right under any Material Contract, material license or material Governmental Permit, or to the Knowledge of the ADC Selling Group, threatened termination, cancellation, expiration, non-renewal or waiver of any Material Contract, material license or material Governmental Permit, except in the ordinary course of business consistent with past practice;

(g)                                 there has not been any capital expenditure, or the execution of any lease, Contract, license, sublease or sublicense or incurring of any Liability therefore in any case involving $50,000 or more in the aggregate, other than in the ordinary course of business consistent with past practice;

(h)                                 there has not been any sale, transfer or other disposition of, or subjection to any Encumbrance of, any assets, Contracts, properties or rights of the Billing Software Business, except for Permitted Encumbrances, sales of inventory or excess or obsolete or damaged equipment or retirement of equipment, in each case in the ordinary course of business consistent with past practice;

(i)                                     no member of the ADC Software Group has amended its corporate organizational documents, adopted any new corporate organizational documents, issued any equity interests or rights, or declared or paid any dividend or other distribution, undertaken a capital reduction or repurchased any of its share capital; and

(j)                                     there has been no agreement (either oral or written) by any of Sellers, the ADC Foreign Subsidiaries or any member of the ADC Software Group to do or take any of the actions described in clauses (c), (f), (g), (h) and (i).

3.7                                 Assets.  Except as disclosed on Schedule 3.7, (a) each of the ADC Foreign Subsidiaries has and, upon consummation of the transactions contemplated by this Agreement, Buyer will have, good and marketable title to and be the lawful owner in every respect of, or have a valid leasehold interest in, all of the tangible Purchased Assets (other than the Non-Assignable Assets) free and clear of any Encumbrances, except for Permitted Encumbrances; (b) each member of the ADC Software Group has good and marketable title to, or a valid leasehold interest in, all of their respective tangible assets free and clear of any Encumbrances, except for Permitted Encumbrances; (c) except as set forth on Schedule 3.7(c) and taking into account the services to be provided by ADC (or one of its Affiliates) on a temporary basis pursuant to the Transition Services Agreement, the Purchased Equity Interests together with the Purchased Assets constitute all of the assets, properties, agreements and other Contract rights and interests which are necessary to enable Buyer after the Closing to operate the Billing Software Business in a manner consistent with the manner in which such Billing Software Business is currently being operated by Sellers, their Affiliates and the ADC Software Group.

3.8                                 Personal Property.  Except as set forth on Schedule 3.8, the items of tangible personal property included in the Purchased Assets and all tangible personal property of the members of the ADC Software Group are in good operating condition, free of any defects (except those resulting from normal wear and operation).

3.9                                 Permits, Licenses.  Except as set forth on Schedule 3.9, either the ADC Selling Group, one of its Affiliates or the ADC Software Group has, and upon consummation of the transactions contemplated herein, Buyer (or a member of the ADC Software Group) will have, all material Governmental Permits, licenses, certificates of inspection, or other consents, registrations or authorizations necessary for or used to carry on the Billing Software Business, as is currently being conducted, which are required by currently effective laws, rules or regulations.  The Billing Software Business is and has been in compliance in all material respects with such Governmental Permits, licenses, certificates of inspection, or other consents, registrations or authorizations.

3.10                           Compliance with Laws and Litigation.  Except as set forth on Schedule 3.10, the ADC Software Group, and with respect to the Billing Software Business, the members of the ADC Selling Group, and the ADC Foreign Subsidiaries are in compliance in all material respects with all Applicable Law, including the Applicable Law relating to the use and operation of any one or more of the Premises.  Except as set forth on Schedule 3.10, there are no actions, suits, proceedings or governmental investigations pending or, to the Knowledge of the ADC Selling Group, threatened, with respect to the Billing Software Business.

3.11                           Employee Matters.

(a)                                  Except as described on Schedule 3.11(a), no Business Employer is, in respect of any Business Employee, a party to or bound by any written or oral collective bargaining agreements, or, with respect to Business Employees of ADC Software Australia, common rule industrial awards or Federal industrial awards.  Except as described on Schedule 3.11(a), as of the date hereof, no Business Employer is, in respect of any Business Employee, a party to or bound by any written or oral material employment agreements;

consulting, advisory, or service agreements; confidentiality agreements; noncompetition agreements; termination agreements; severance agreements or retention agreements.

(b)                                 Schedule 3.11(b) lists each material employee benefit plan, policy or practice (whether or not described in Section 3(3) of ERISA and including employee “fringe benefits” such as, without limitation, plans, policies and practices regarding education and dependent care assistance, flexible spending accounts, cafeteria plans, vacations, sabbaticals and leaves of absence, sick leave and disability) and each material incentive or bonus compensation, deferred compensation, equity-based compensation or perquisite plan, policy or practice, covering any current or former U.S. Domestic Business Employee or his or her spouse, dependents or beneficiaries (a “U.S. Domestic Plan”).  With respect to each U.S. Domestic Plan, Sellers have provided or made available the current summary plan description (and all summaries of material modifications) or other descriptive materials provided to plan participants describing the U.S. Domestic Plans.  Except as set forth on Schedule 3.11(b), nothing has occurred or failed to occur with respect to any U.S. Domestic Plan on or prior to the Closing Date which could result in any material Liability to Buyer or any Affiliate of Buyer on or after the Closing Date.  All of the U.S. Domestic Plans and the operation and terms thereof comply in all material respects with all applicable requirements of ERISA, the Code and other Applicable Laws.  Each U.S. Domestic Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS to the effect that the U.S. Domestic Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code and, to the Knowledge of Sellers, there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA, the Code or any other applicable laws, rules or regulations.  All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any U.S. Domestic Plan, or in accordance with Applicable Law, as of the date hereof have been timely made.

(c)                                  No U.S. Domestic Plan is or has been subject to Title IV of ERISA or the funding requirements of Section 412 of the Code and no member of the ADC Software Group or any of their current or former ERISA Affiliates has within the 6 years prior to the date hereof maintained or contributed to any “employee benefit pension plan” within the meaning of Section 3(3) of ERISA that is subject to Title IV of ERISA.  None of the Purchased Assets or the assets of any member of the ADC Software Group is subject to any Liens arising under Section 412(n) of the Code or Section 302(f) of ERISA.

(d)                                 Sellers and ADC Software USA have not, do not and could not have any Liability arising directly or indirectly to or with respect to any “multi-employer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).  Neither Sellers nor any current or former ERISA Affiliate has ever contributed to, been required to contribute to, or been a party to any Multiemployer Plan.

(e)                                  Sellers and each ERISA Affiliate have complied with the health care continuation requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA

(“COBRA”) and the execution and delivery of this Agreement by Sellers and the consummation of the transactions contemplated hereunder will not result in any obligation or liability to Buyer to any employee or former employee of Sellers with respect to the U.S. Domestic Plans pursuant to the health care continuation requirements of COBRA.  Sellers have no present intention to terminate all of Sellers’ “group health plans” as defined in Section 4980B(g) of the Code and Section 607 of ERISA.  Sellers and their Affiliates have no obligation to provide or make available post-employment welfare benefits or welfare benefit coverage for any employee or former employee, including any Business Employee, except as may be required under COBRA or other Applicable Law, and at the expense of the employee or former employee.

(f)                                    Each U.S. Domestic Plan which is a “group health plan” within the meaning of Section 5000(b)(1) of the Code and Section 607(l) of ERISA has been administered in material compliance with, and Sellers have otherwise complied with, the requirements of the Heath Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder.

(g)                                 Schedule 3.11(g) lists all material employee benefit plans and material collective bargaining, employment or severance agreements or other similar arrangements to which any member of the ADC Software Ireland Group is a party or by which any of them is bound, legally or otherwise, with respect to any employee, former employee and independent contractor/consultant of any member of the ADC Software Ireland Group (and, as applicable the spouse, dependents or beneficiaries of such employee, former employee and independent contractor/consultant), including (i) any profit-sharing, deferred compensation, bonus, stock option, stock purchase or other equity-based compensation, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement; (ii) any plan, agreement or arrangement providing for “fringe benefits” or perquisites to employees, officers, directors or agents including but not limited to benefits related to automobiles, clubs, vacations, dependent care, parenting, educational assistance, leaves of absence or sabbaticals, sick leave and disability, medical, dental, hospitalization, life insurance and other types of insurance; and (iii) any individual employment agreements (the “Foreign Plans”).  Sellers have provided or made available to Buyer true and complete copies of all documents with respect to such Foreign Plans.

(h)                                 Except as set forth on Schedule 3.11(h), each of the Foreign Plans complies in form in all material respects with all Applicable Law and has been administered in all respects in accordance with its written terms and all Applicable Law.  There is no pending, or to the Knowledge of the ADC Selling Group, threatened, claim which alleges any violation of any Foreign Plan or any requirement of Applicable Law with respect to a Foreign Plan, (i) by or on behalf of any Foreign Plan or fiduciaries or administration of any Foreign Plan, (ii) by any employee, former employee, or independent contractor/consultant, or any dependent or beneficiary of an employee, former employee, or independent contractor/consultant, against any Foreign Plan, the fiduciaries or administrators of any Foreign Plan, or any member of the ADC Software Group, (iii) by any foreign government or subdivision thereof against any Foreign Plan, the fiduciaries or administrators of any Foreign Plan, or any member of the ADC Software Group.  No member of the ADC Software Group has any material liability with respect to any actual or potential claim for employee benefits or perquisites, with respect to any employee or former employee of the ADC Software Group, and his or her dependents or beneficiaries, except with respect to the Foreign Plans identified on Schedule 3.11(g).  All contributions, insurance premiums or payments required to have been made by Sellers or a member of the ADC Software Group with respect to any Foreign Plan or pursuant to any applicable contract, law or collective bargaining agreement have been made within the time required by the applicable contract or agreement, or the requirements of Applicable Law.  Each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.  No Foreign Plan is required to make material retroactive increases in contributions, premiums or payments.

(i)                                     Schedule 3.11(i) lists each Foreign Plan under which ADC Software Ireland Group members will cease to be participating employers on the Closing Date.

(j)                                     Schedule 3.11(j) lists all material employee benefit plans and material collective bargaining, employment or severance agreements or other similar arrangements to which any ADC Foreign Subsidiary is a party or by which it is bound, legally or otherwise, with respect to any ADC Foreign Subsidiary Business Employee (and, as applicable the spouses, dependents or beneficiaries of such employees), including (i) any profit-sharing, deferred compensation, bonus, stock option, stock purchase or other equity-based compensation, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement; (ii) any plan, agreement or arrangement providing for “fringe benefit” or perquisites to employees, officers, directors or agents including but not limited to benefits related to automobiles, clubs, vacations, dependent care, parenting, educational assistance, leaves of absence or sabbaticals, sick leave and disability, medical, dental, hospitalization, life insurance and other types of insurance; and (iii) any individual employment agreements (the “ADC Foreign Subsidiary Plans”).  Sellers have provided or made available to Buyer a description of each ADC Foreign Subsidiary Plan.  Nothing has occurred or failed to occur with respect to any ADC Foreign Subsidiary Plan on or prior to the Closing Date which could result in any material Liability to Buyer.

(k)                                  Except as set forth on Schedule 3.11(k), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee of the Billing Software Business; (ii) increase any benefits otherwise payable under any U.S. Domestic Plan, Foreign Plan, ADC Foreign Subsidiary Plan or Applicable Law; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(l)                                     Except as set forth on Schedule 3.11(l), Sellers have no direct or indirect liability with respect to any misclassification of any person who provides services in respect of the ADC Software Group as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(m)                               Schedule 3.11(m) contains a true and complete list (such list to be as of the date set forth on Schedule 3.11(m) and as updated prior to the Closing Date to reflect changes permitted under Article 5 of this Agreement) showing the employing entity, names, titles, and hire dates, pay-grades and locations of employment of all Business Employees.

(n)                                 Except as described on Schedule 3.11(n), no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

(i)                                     holds bargaining rights with respect to any Canadian Business Employees by way of certification, interim certification, voluntary recognition, designation or successor rights,

(ii)                                  has engaged in any organizing activities or has applied to be certified as the bargaining agent in respect of any Canadian Business Employees;  or

(iii)                               has applied to have any member of the ADC Software Group declared a related or successor employer pursuant to Applicable Law.

(o)                                 Except as disclosed on Schedule 3.11(o), no material work stoppage against any member of the ADC Software Group is pending, or to the Knowledge of the ADC Selling Group, threatened.  Except as disclosed on Schedule 3.11(o), no member of the ADC Software Group is involved in, or to the Knowledge of the ADC Selling Group, threatened with, any labor dispute, unfair labor practice complaint, lock-out or material grievance, arbitration, lawsuit or administrative proceeding relating to labor or employment matters involving any Canadian Business Employees.

(p)                                 There are no outstanding premium or penalty payments owed to the applicable workers compensation or provincial health authorities for any employee or contractor/consultant employed or retained by any member of the ADC Software Group.

(q)                                 Except as described on Schedule 3.11(q), each of the members of the ADC Software Group is in compliance with all terms and conditions of employment and Applicable Laws respecting employment, including pay equity, wages and hours of work and occupational health and safety.

(r)                                    Other than the U.S. Domestic Plans, the Foreign Plans, and the ADC Foreign Subsidiary Plans, there is no material employee benefit plan, policy or practice (whether or not described in Section 3(3) of ERISA and including employee “fringe benefits” such as, without limitation, plans, policies and practices regarding education and dependent care assistance, flexible spending accounts, cafeteria plans, vacations, sabbaticals and leaves of absence, sick leave and disability) or any other material incentive or bonus compensation, deferred compensation, equity-based compensation or perquisite plan, policy or practice sponsored or maintained by Seller or any of its Subsidiaries that either (i) provides benefits to any (current or former) Business Employee, or (ii) could have a

Material Adverse Effect on any of the Purchased Equity Interests, the Billing Software Business, the Purchased Assets, or a member of the ADC Software Group.

3.12                           Agreements.

(a)                                  Schedule 3.12(a) lists the Material Contracts (as defined below) of the Billing Software Business as of the date of this Agreement.  True, complete and correct copies of the Material Contracts listed on Schedule 3.12(a) have been delivered or made available to Buyer.  Each of such Material Contracts is, and each of the Material Contracts that is entered into after the date hereof will be, as of the Closing Date, valid, binding and enforceable against the member of the ADC Software Group, the ADC Selling Group or an Affiliate of the ADC Selling Group which is a party thereto, in accordance with its terms, subject to applicable bankruptcy, moratorium, reorganization, insolvency and similar laws of general application relating to or affecting the rights and remedies of creditors generally and to general equitable principles (regardless of whether in equity or at law), is in full force and effect.  Except as set forth on Schedule 3.12(a), the members of the ADC Software Group, the ADC Selling Group or an Affiliate of the ADC Selling Group as the case may be, and, to the Knowledge of the ADC Selling Group and the ADC Software Group each of the other parties thereto, have performed in all material respects all obligations required to be performed by them under, and are not in default in any respect under, any of such Material Contracts, and no event has occurred which, with notice or lapse of time, or both, would constitute such a default.  For purposes of this Agreement, “Material Contracts” means any: (i) Contract with respect to the Billing Software Business for which the Billing Software Business (A) has, in the twelve (12) months ending October 31, 2003 received or paid in excess of $1 million, (B) for the twelve (12) months ending October 31, 2004 reasonably expects to receive or pay in excess of $1 million, or (C) for the twelve (12) months ending October 31, 2004 has an aggregate payment obligation of in excess of $500,000; (ii) Contract pursuant to which any member of the ADC Software Group, the ADC Selling Group or an Affiliate of the ADC Selling Group with respect to the Billing Software Business, is a lessee of or holds or uses or operates any real property owned by any other party, other than real property that is not material to the Billing Software Business or real property that is subject to the Transitional Services Agreement; (iii) agreement or Contract relating to the borrowing of money, the extension of credit or granting of any Encumbrance; (iv) Contract listed on Schedule 3.11(a); (v) Contract for capital expenditures to be paid after the date hereof in excess of $250,000; (vi) joint venture or partnership Contract; (vii) Contract for political contributions; (viii) Contract prohibiting, partially restricting, or otherwise limiting any member of the ADC Selling Group’s (with regard to the Billing Software Business) or the ADC Software Group’s ability to compete, solicit customers, or otherwise conduct any business anywhere in the world; (ix) Contract pursuant to which any Billing Software Intellectual Property Rights are held in escrow by a third party; and (x) Third Party Intellectual Property Rights Contracts relating to software that is used in the manufacture of, incorporated in, or forms a part of any Billing Software Products and (xi) Contract, the termination, or other loss of which, would, or would reasonably be expected to, have a Material Adverse Effect.

(b)                                 Schedule 3.12(b) contains a complete and accurate list of (i) all penalty payments made by any member of the ADC Selling Group or the ADC Software Group (or their Affiliates) under any Material Contract since December 31, 2002 and (ii) all Guarantees (and the aggregate amounts thereof) currently provided by any of Sellers or their Affiliates under all Material Contracts.

3.13                           Environmental Matters.  Except as set forth on Schedule 3.13, no member of the ADC Selling Group or the ADC Software Group has received any written notice involving allegations of a material violation or violations of any statute, rules, regulations, ordinances and orders of any Governmental Authority relating to the protection of the environment, hazardous substances and human and employee health and safety (“Environmental Laws”), or any notice from any Governmental Entity advising that any member of the ADC Software Group, or any ADC Affiliate owning any of the Purchased Assets at any time, is responsible or potentially responsible for response costs, personal injuries, property damage or other costs with respect to a release or threatened release of any hazardous or toxic substance, material or waste, pollutant or contaminant including polychlorinated biphenyls, petroleum products, asbestos, radioactive materials or any other hazardous, toxic or polluting substance, materials or waste regulated by any Governmental Authority (“Hazardous Substance”).  No administrative, civil or criminal actions, including third-party actions for personal injury have been made or, to the Knowledge of the ADC Selling Group and the ADC Software Group, threatened, with respect to Environmental Laws against any member of the ADC Software Group, any ADC Affiliate owning any of the Purchased Assets or leasing or owning any Premises at any time, or at any of the Premises.  No judgments, consent orders, consent decrees, stipulations or other restrictions have been entered or applied with respect to Environmental Laws against any member of the ADC Software Group or at any of the Premises.  Neither the operation of the Billing Software Business as currently conducted nor the use or occupation of any of the Premises violates in any material respects any Environmental Law.

3.14                           No Undisclosed Liabilities.  No member of the ADC Selling Group (with respect to the Billing Software Business) nor any member of the ADC Software Group has any Liability, except (a) to the extent reflected as a Liability in the Billing Software Financial Statements, (b) Liabilities incurred in the ordinary course of business of the Billing Software Business since the date of the Billing Software Financial Statements, (c) Liabilities disclosed on Schedule 3.14, or (d) Excluded Liabilities.

3.15                           No Undisclosed Off-Balance Sheet Arrangements.  Sellers have made available to Buyer copies of the documentation creating or governing all “off-balance sheet arrangements” (as that term is defined in Item 303(a) of Regulation S-K under the Securities Exchange Act) effected by any member of the ADC Software Group since October 31, 2003 and as are disclosed on Schedule 3.15.

3.16                           Real Estate.

(a)                                  None of the ADC Selling Group, the ADC Foreign Subsidiaries, or the ADC Software Group owns any real property with respect to the Billing Software Business.  Schedule 3.16 sets forth all leases of real property to which a member of the ADC Software Group is a party or that are included in the Purchased Assets (collectively, the

“Leases”).  Sellers have previously made available to Buyer correct and complete copies of all the Leases (the “Leased Real Estate”), including all modifications, amendments and supplements thereto.  Except as otherwise set forth on Schedule 3.16, (i) either the ADC Selling Group, an Affiliate of the ADC Selling Group or the ADC Software Group has, and upon consummation of the transactions contemplated by this Agreement and subject to obtaining any necessary third party consents, Buyer (or a member of the ADC Software Group) will have, a valid, legally binding, leasehold interest in each parcel of Leased Real Estate free and clear of all Encumbrances (other than Permitted Encumbrances), and each Lease is in full force and effect, (ii) all rent and other charges due and payable by either the ADC Selling Group, an Affiliate of the ADC Selling Group or the ADC Software Group as tenants thereunder are current in all material respects, (iii) no termination event or condition (including any condition that with the passage of time or the giving of notice, or both would constitute a default (including the contemplated transactions)) or uncured default of a material nature on the part of either the ADC Selling Group or the ADC Software Group exists under any Lease, and (iv) either the ADC Selling Group, an Affiliate of the ADC Selling Group or the ADC Software Group is in actual possession of each Leased Real Estate and is entitled to quiet enjoyment thereof in accordance with the terms of the applicable Lease and Applicable Law.  Except for properties covered by the Transition Services Agreement, the Leased Real Estate constitutes all real property used or occupied by the Billing Software Business.

(b)                                 Except as set forth on Schedule 3.16, no member of the ADC Selling Group, its Affiliates or the ADC Software Group is a party to, and to the Knowledge of the ADC Selling Group, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any person, other than either a member of the ADC Selling Group, an Affiliate of the ADC Selling Group or a member of the ADC Software Group, the right of use or occupancy of any portion of the Leased Real Estate.

3.17                           Tax Matters.  Except as set forth on Schedule 3.17:

(a)                                  The companies constituting the Purchased Equity Interests and their Subsidiaries have (i) properly prepared and timely filed all Tax Returns in respect of Taxes required to be filed by any of them (taking into account any extension of time to file), (ii) fully and timely paid all Taxes shown to be due on such Tax Returns; (iii) paid all Taxes for which a notice of assessment or collection has been received by the companies constituting the Purchased Equity Interests or their Subsidiaries (other than those being contested or which are expected to be contested in good faith by appropriate proceedings and set forth on Schedule 3.17); and (iv) fully and timely paid all material Taxes owed by them (whether or not shown on any Tax Return).  All material Tax Returns required to be filed with respect to the Purchased Assets (in whole or in part) have been properly prepared and timely filed (taking into account any extension of time to file) on or before the Closing Date, and all Taxes shown to be due on such Tax Returns have been fully and timely paid.

(b)                                 There are no Encumbrances for Taxes (other than Taxes not yet due and payable) on any of the assets of the companies constituting the Purchased Equity Interests or their Subsidiaries or any of the Purchased Assets.

(c)                                  The companies constituting the Purchased Equity Interests and their Subsidiaries have properly and timely withheld or collected and paid over to appropriate Governmental Authorities (or are properly holding for such payment) all Taxes required by any Tax Law to be withheld or collected by any of them in connection with amounts paid or owing to any employee, foreign person, creditor, stockholder or independent contractor.

(d)                                 No audit, dispute, claim or other proceeding concerning any Tax liability of the companies constituting the Purchased Equity Interests or their Subsidiaries is pending, has been proposed or claimed in writing or, to the Knowledge of the ADC Group, threatened by any Governmental Authority, including a claim that the companies constituting the Purchased Equity Interests or any of their Subsidiaries are subject to any Taxes in a jurisdiction where they do not currently file a Tax Return.  No audit, dispute or claim or other proceeding concerning any Tax liability of ADC or any of its Affiliates with respect to, or that may affect, the Purchased Assets (in whole or in part) is pending, has been proposed or claimed in writing or, to the Knowledge of the ADC Group, threatened, by any Governmental Authority.

(e)                                  Neither the companies constituting the Purchased Equity Interests nor any of their Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which is currently effective, and no requests for such waiver or extension are pending.

(f)                                    Neither the companies constituting the Purchased Equity Interests nor their Subsidiaries have ever been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code.  Neither the companies constituting the Purchased Equity Interests nor their Subsidiaries is a party to any Tax allocation, sharing or indemnification agreement that will survive the Closing.  Neither the companies constituting the Purchased Equity Interests nor their Subsidiaries have any unpaid liability for the Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of any other Tax Law), as a transferee or successor, by Contract or otherwise.  Neither the companies constituting the Purchased Equity Interests nor any of their Subsidiaries are members, or will be members with effect before Closing, of a consolidated group or a goods and services tax group under Australian Tax Law.

(g)                                 Neither the companies constituting the Purchased Equity Interests nor their Subsidiaries are required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other Tax Law) in their current or in any future Taxable period by reason of a change in accounting method, or ruling issued (or closing agreement) concerning Taxes from (or with) any Governmental Authority, nor do the companies constituting the Purchased Equity Interests or their Subsidiaries have any Knowledge that the Internal Revenue Service (or other Governmental Authority) has proposed or is considering proposing, any such change in accounting method or issuing any such ruling.

(h)                                 Neither the companies constituting the Purchased Equity Interests nor their Subsidiaries is a party to any Contract that, individually or collectively, could give rise to the payment of any amount (whether in cash or property) that would not be deductible pursuant to the terms of Section 162(m), 280G or, to the Knowledge of the ADC Group, 162(a)(1) of the Code.

(i)                                     Neither the companies constituting the Purchased Equity Interests nor their Subsidiaries are involved in, subject to, or a party to any joint venture, partnership, limited liability company, Contract or other arrangement that is treated as a “partnership” for federal, state, local or foreign income Tax purposes.  Neither the companies constituting the Purchased Equity Interests nor their Subsidiaries own an entity that is treated as “disregarded as an entity separate from its owner” pursuant to Section 301.7701-3 of the Treasury Regulations.

(j)                                     Neither the companies constituting the Purchased Equity Interests nor their Subsidiaries have been either a “Distributing Corporation” or a “Controlled Corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(k)                                  Neither the companies constituting the Purchased Equity Interests nor their Subsidiaries are or have been a party to any transaction where a deferred intercompany gain was generated under Section 1502 of the Code and the Treasury Regulations promulgated thereunder.

(l)                                     The Purchased Equity Interests and the Purchased Assets are not taxable Canadian properties within the meaning of the Income Tax Act (Canada).

3.18                           Intellectual Property.

(a)                                  Except as set forth on Schedule 3.18(a), there is no pending, or to the Knowledge of the ADC Selling Group, threatened or outstanding claim, demand, suit or proceeding that alleges, and no member of the ADC Selling Group nor any member of the ADC Software Group has received written notice, or otherwise has Knowledge, that the making, use, sale, importation or offering to sell of any product or service included in the Billing Software Business (“Billing Software Product”), or otherwise that the conduct of the Billing Software Business by Sellers or the ADC Software Group as presently conducted, infringes upon or misappropriates the Intellectual Property rights of any third party.

(b)                                 Except as set forth on Schedule 3.18(b), the execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreements relating to any Billing Software Intellectual Property Rights (“Billing Software IP Contracts”), or (ii) any licenses, sublicenses or other agreements as to which any member of the ADC Selling Group (with respect to the Billing Software Products) or the ADC Software Group is a party and pursuant to which any member of the ADC Selling Group (with respect to the Billing Software Products) or the ADC Software Group is authorized to use any Intellectual Property rights that are not owned or controlled by the ADC Selling Group or the ADC Software Group (“Third Party Intellectual Property Rights Contracts”), including, without limitation, Software that is used in the manufacture of, incorporated in, or forms a part of any Billing Software Products, or (iii) any agreements relating to Intellectual Property rights licensed by any member of the ADC Selling Group or the ADC Software Group and sublicensed thereby (“IP Sublicense Contracts”).  The Billing Software IP Contracts, Third Party Intellectual Property Rights Contracts and IP Sublicense Contracts are collectively referred to herein as the “IP Licenses.”  Schedule 3.18(b) contains a complete and accurate list as of the date hereof of all material Billing Software IP Contracts, all Third Party Intellectual Property Rights Contracts other than contracts relating to the licensing of generally available office automation and personal productivity Software and contracts described on Schedule 2.2, and all material IP Sublicense Contracts.  Copies of each of the Third Party Intellectual Property Rights Contracts have been previously provided, or made available to Buyer.  Except as set forth on Schedule 3.18(b), the execution and delivery of this Agreement and the transactions contemplated thereby will not result in a breach of or constitute an event of default under any IP Licenses.  Except as identified on Schedule 3.18(b) as being otherwise, all IP Licenses are valid, subsisting, in full force and effect and binding upon the member of the ADC Software Group or the ADC Selling Group to whom it relates and, to the Knowledge of the ADC Selling Group, the other parties thereto in accordance with their terms.  Except as set forth on Schedule 3.18(b), each party to any such IP License has been in full compliance with all material terms and requirements of and under such IP License and no event has occurred or condition or set of circumstances exists that (with or without notice or lapse of time or both), directly or indirectly, may constitute a default under any such IP License.

(c)                                  Any Third Party Intellectual Property Rights Contract that provides rights to Software that is a part of a Billing Software Product conveys the full and effective right to use, copy, modify or distribute such Software as part of the Billing Software Product in the manner that the Sellers, their Affiliates and the ADC Software Group currently use, copy, modify or distribute such Software as part of the Billing Software Products.

(d)                                 Except as set forth on Schedule 3.18(d), there is no pending, threatened or outstanding claim, demand, suit, action or proceeding which alleges infringement or misappropriation of any Billing Software Intellectual Property Rights by any third party, nor does any member of the ADC Selling Group have Knowledge of such infringement or misappropriation.

(e)                                  Schedule 3.18(e) contains a complete and accurate list as of the date hereof of all (i) Patents included in the Billing Software Intellectual Property Rights or, to the Knowledge of the ADC Selling Group, Patents covering each Billing Software Product as such currently exists except as set forth on Schedule 3.18(g) (ii)  registered Copyrights and applications therefore, Trademark registrations and applications therefor, and material non-registered Trademarks used in the Billing Software Business as presently conducted and/or covering or (in the case of Trademarks associated with) any of the Billing Software Products, including the owner thereof, except that Schedule 3.18(e) need not list such Patents, Copyrights or Trademarks that are the subject of Third Party Intellectual Property Rights Contracts, any Excluded Asset, any item of Intellectual Property listed on Schedule 3.7(c), any item of Intellectual Property licensed or otherwise provided under the Transition Services Agreement, or any item of Intellectual Property set forth on Schedule 3.18(j).  Schedule 3.18(e) lists (i) all Billing Software Products, including the entity within the ADC Selling Group or the ADC Software Group that has an ownership interest in each Billing Software Product and a description of such interest, (ii)  all Software owned by any third party that is used in or in the production of any of the Billing Software Products, identifying the owner thereof and including such Software licensed under any open-source software or free software license including, without limitation, the GNU General Public License, the GNU Lesser General Public License or the GNU Library General Public License, (iii) all present versions of the Billing Software Products or modules thereof as distinguished by operating system platform, and (iv) any material Software not otherwise listed in subsections (i)-(iii) that is provided to or used in the provision of services to third parties in connection with the Billing Software Products, including any entity within the ADC Selling Group or the ADC Software Group that has an ownership interest in such material Software and a description of such interest.

(f)                                    Except as set forth on Schedule 3.18(f), all issued Patents and registered Trademarks and Copyrights included in the Billing Software Intellectual Property Rights are, to the Knowledge of the ADC Selling Group, valid and existing.

(g)                                 Except as set forth on Schedule 3.18(g) or as part of the Third Party Intellectual Property Rights Contracts listed on Schedule 3.18(b), the ADC Selling Group and the ADC Software Group exclusively own all right, title and interest in and to the Copyrights, Trademarks and trade secrets existing as of the Closing Date and, to the Knowledge of the ADC Selling Group, Patents, covering each Billing Software Product as such currently exists, free and clear of all Encumbrances other than any IP Licenses.  Except as set forth on Schedule 3.18(g), neither any member of the ADC Selling Group nor the ADC Software Group has received any notice of any assertion or claim, nor is there, to the Knowledge of the ADC Selling Group, any basis for such an assertion or claim, challenging (i) the ownership of such Copyrights, Trademarks, trade secrets and issued patents, other than such Copyrights, Trademarks or trade secrets that are the subject of a Third Party Intellectual Property Rights Contract, by any member of the ADC Selling Group or the ADC Software Group, or (ii) other than limitations under IP Licenses, the right of any member of the ADC Selling Group and/or the ADC Software Group to use such Copyrights, Trademarks, trade secrets and issued patents or to use any know-how necessary to conduct the Billing Software Business as presently conducted.

(h)                                 Each present or past employee, officer, consultant or any other person who developed any part of any Billing Software Product, excluding the subject matter of the Third Party Intellectual Property Rights Contracts listed in Schedule 3.18(b), has either (i) been party to a work-for-hire relationship with the appropriate member of the ADC Selling Group or the ADC Software Group that has accorded such appropriate member exclusive original ownership of all tangible property and Intellectual Property arising from such person’s contribution to the Billing Software Product or (ii) executed a valid and enforceable agreement that conveys to such appropriate member full and exclusive ownership of all tangible property and Intellectual Property arising from such person’s contribution to the Billing Software Product.  To the extent permitted under applicable law, each such Person has waived its non-assignable rights (including moral rights) to any Intellectual Property arising from such person’s contribution to the Billing Software Products.

(i)                                     Except as set forth on Schedule 3.18(i), the Billing Software Products (except as to any Software licensed pursuant to any of the Third Party Intellectual Property Rights Contracts), does not contain any self-help mechanism, virus, trojan horse, worm or other routine or hardware component designed to permit unauthorized access or designed to disable any Billing Software Product automatically with the passage of time or under the positive control of a person other than an authorized licensee or owner of the Billing Software Product.

(j)                                     “Billing Software Intellectual Property Rights” means all Intellectual Property rights (i) owned by members of the ADC Selling Group or the ADC Software Group and (ii) included in or associated with the Billing Software Products, but excluding the Intellectual Property rights listed on Schedule 3.18(j).

(k)                                  Except as disclosed on Schedule 3.18(k), all copies of any Software included in a Billing Software Product distributed by the ADC Selling Group or the ADC Software Group have been distributed solely in object code form, except for Software that is implemented using software technology in which source code is executed, loaded, linked, included or otherwise used at run time, including, without limitation, scripts and interpreted language and except for Software licensed from third parties under a license requiring distribution of or access to source code of such Software.  Except as disclosed on Schedule 3.18(k), there has been no disclosure of such Software other than through licensing of object code versions, except for Software that is implemented using software technology in which source code is executed, loaded, linked, included or otherwise used at run time and except for Software licensed from third parties under a license requiring distribution of or access to source code of such Software.  Except as set forth on Schedule 3.18(b), each copy so distributed is the subject of a valid, existing and enforceable license agreement.  Each Person listed on Schedule 3.18(k) as having received source code to any Software included in the Billing Software Products distributed by the ADC Selling Group or the ADC Software Group is bound by an appropriate confidentiality and non-disclosure agreement with respect to such Software (other than Software that is implemented using software technology in which source code is executed, loaded, linked, included or otherwise used at run time and Software licensed from third parties under a license requiring distribution of or access to source code of such Software) and, to the Knowledge of the ADC Selling Group, there are no breaches of any such agreements or any threatened disputes or disagreements with respect to them, except as set forth on Schedule 3.18(b).

(l)                                     Except as disclosed on Schedule 3.18(l), the ADC Selling Group or the ADC Software Group has in its possession copies of source code for all Software included in the Billing Software Products.  The ADC Selling Group or the ADC Software Group has treated such Software as confidential and proprietary business information, and has taken all reasonable steps to protect the same as trade secrets of the ADC Selling Group or the ADC Software Group, except for Software that is implemented using software technology in which source code is executed, loaded, linked, included or otherwise used at run time and except for Software licensed from third parties under a license requiring distribution of or access to source code of such Software.

3.19                           Accounts.  Any Accounts Receivable (i) has arisen from a bona fide transaction in the ordinary course of business; and (ii) is not subject to any defenses, counterclaims, or rights of set-off.  Any Assumed Liability that constitutes an accounts payable (the “Accounts Payable”) of the Billing Software Business has arisen from bona fide transactions in the ordinary course of business.

3.20                           Customers and Suppliers.  Schedule 3.20 sets forth a true and correct list of the fifteen (15) largest customers of the Billing Software Business for each of the fiscal years ended October 31, 2001, October 31, 2002 and October 31, 2003, and a list of the ten (10) largest suppliers for the Billing Software Business for the fiscal year ended October 31, 2003.  Except as listed on Schedule 3.20, since October 31, 2003, no customer or supplier for the fiscal year ended October 31, 2003 and listed on Schedule 3.20 has provided the Billing Software Business with written notice that it will stop, materially decrease or fail to renew the amount of business done with the Billing Software Business, or to the Knowledge of the ADC Selling Group, threatened to do so, and to the actual knowledge, without any obligation of due inquiry or the like, of JoAnne Anderson, Jeff Liter, Gokul Hemmady, Mike Henderson, Simon Pincus and Brian Spence, the consummation of the contemplated transactions will not adversely affect the relationship of the Billing Software Business with such suppliers.

3.21                           Insurance.  Except as set forth on Schedule 3.21, there have been no gaps in any member of the ADC Software Group’s property and general liability insurance coverage during the preceding three (3) years.  Except as set forth on Schedule 3.21, to the Knowledge of the ADC Selling Group, there are no outstanding unpaid claims under any such policies or binders relating to the Billing Software Business.  Such policies are in full force and effect on the date hereof and shall be kept in full force and effect by the ADC Software Group through the Closing Date at which point such policies shall exclude members of the ADC Software Group.

3.22                           Brokers, Finders, etc.  The members of the ADC Selling Group have not employed any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who would have a valid claim for a fee or commission from Buyer in connection with such transactions.

3.23                           No Implied Representations.  BUYER AND THE ADC SELLING GROUP ACKNOWLEDGE AND AGREE THAT NEITHER THE ADC SELLING GROUP NOR ANY OF THEIR AFFILIATES, AGENTS, EMPLOYEES OR REPRESENTATIVES IS MAKING, WHETHER CONTAINED IN OR REFERRED TO IN THE EVALUATION MATERIALS THAT HAVE BEEN OR SHALL HEREAFTER BE PROVIDED TO BUYER OR ANY OF

ITS AFFILIATES, AGENTS OR REPRESENTATIVES, ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN THIS AGREEMENT.

3.24                           Affiliate Relationships.

(a)                                  Except as set forth on Schedule 3.24(a), to the Knowledge of the ADC Selling Group, none of the Business Employees (x) owns, directly or indirectly, any interest in (excepting less than one percent (1%) stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, ADC Software Ireland Group, ADC Software USA or any ADC Foreign Subsidiary in relation to the Billing Software Business; (y) owns, directly or indirectly, in whole or in part, any material amount of tangible or intangible property that has been, or will be, used by or in connection with the Billing Software Business; or (z) has any cause of action or other claim whatsoever against, or owes or has advanced any amount to, ADC Software Ireland Group, ADC Software USA or any ADC Foreign Subsidiary, except for claims in the ordinary course of business such as for accrued vacation pay, expense reimbursements, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

(b)                                 Except as set forth on Schedule 3.24(b) or as reflected in the Billing Software Financial Statements, (x) none of Sellers nor any of their Affiliates (other than members of the ADC Software Group) provides or causes to be provided to the Billing Software Business any material amount of assets, services, facilities or benefits that are used in the Billing Software Business and (y) none of ADC Software Ireland Group, ADC Software USA or any ADC Foreign Subsidiary (in relation to the Billing Software Business) provides or causes to be provided to Seller or any of Sellers’ Affiliates any material amount of assets, services, facilities or benefits.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained below are true and correct on the date hereof and as of the Closing Date.

4.1                                 Organization and Authority.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of England and Wales, and Buyer has full corporate power and corporate authority to execute and deliver this Agreement, and subject to the passing of the shareholders’ resolutions referred to in Section 6.2(k), to effect the transactions contemplated hereby and has duly authorized the execution, delivery and performance of this Agreement by all necessary corporate action.  Buyer has all corporate power and corporate authority necessary to carry on its business as now being conducted and to own or lease and operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated.

4.2                                 Authorization; Binding Obligation.  This Agreement has been duly executed and delivered by Buyer and is the valid and legally binding obligations of Buyer, enforceable against it in accordance with its terms.

4.3                                 No Violations.

(a)                                  The execution, delivery and, subject to the passing of the shareholders’ resolutions referred to in Section 6.2(k), performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby do not and will not (i) result in a breach or violation of any provision of the Memorandum or Articles of Association or other governance document of Buyer or in a material violation of any statute, rule, regulation or ordinance applicable to Buyer or (ii) violate or result in a breach of or constitute an event of default (or an event which might, upon the passage of time or the giving of notice, or both, constitute an event of default) under any provision of, result in acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, material lease, agreement, instrument, order, judgment, decree or other material arrangement or commitment to which Buyer is a party or by which its assets or properties are bound, or violate any order, judgment, decree, rule or regulation of any court or any governmental agency or body having jurisdiction over Buyer or any of its assets or properties, except for such consents, approvals, orders or authorizations, registrations, declarations or filings where failure of compliance would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby, except where the failure of compliance would not have a material adverse effect on or delay the ability of Buyer to consummate the transactions contemplated hereby.

(b)                                 Except as referred to in Section 6.2, no consent, approval, order or authorization of or registration, declaration or filing with, any Person is required by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby, except for such consents, approvals, orders or authorizations, registrations, declarations or filings where failure of compliance would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

4.4                                 Brokers, Finders, etc.  Buyer has not employed any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who would have a valid claim for a fee or commission from Sellers in connection with such transactions.

4.5                                 Financial Capability.  Taking into account the amounts payable by GA pursuant to the Cash Realization Agreement, Buyer will have, on the Closing Date, available funds sufficient to pay the Purchase Price and consummate the transactions contemplated by this Agreement.  On the Closing Date and after giving effect to the transactions contemplated by this Agreement and to any indebtedness being incurred on such date in connection therewith, Buyer will not (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) have unreasonably small capital with which to engage in its business or (c) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

4.6                                 Inspections; Limitation of the ADC Selling Group’s Warranties.  Buyer is an informed and sophisticated participant in the transactions contemplated by this Agreement and has undertaken such investigation, and has been provided with and has evaluated certain documents and information in connection with the execution, delivery and performance of this Agreement.  With respect to any financial projection or forecast delivered on behalf of the ADC Selling Group to Buyer, Buyer acknowledges that there are uncertainties inherent in attempting to make such projections and forecasts, that it is familiar with such uncertainties and that Sellers have made no representations or warranties with respect thereto.  Buyer further acknowledges that it is acquiring the Billing Software Business without any representation or warranty, express or implied, by the ADC Selling Group or any of their Affiliates except as expressly set forth in this Agreement.

4.7                                 Investment Intent.  Buyer is purchasing the ADC Software Ireland Equity Interests and the ADC Software USA Equity Interests for its own account with the present intention of holding the ADC Software Equity Interests and the ADC Software USA Equity Interests for investment purposes and not with a view to or for sale in connection with any distribution of the ADC Software Ireland Equity Interests or the ADC Software USA Equity Interests in violation of any applicable securities law.  Buyer will refrain from transferring or otherwise disposing of any of the ADC Software Ireland Equity Interests and the ADC Software USA Equity Interests, or any interest therein, in such manner as to cause Sellers to be in violation of the registration requirements of the 1933 Act of applicable state securities or blue sky laws.

4.8                                 Voting Agreement.  Attached hereto as Exhibit 4.8 are true and correct copies of Voting Agreements signed by certain of Buyer’s stockholders representing at least forty percent (40%) of the total outstanding shares of the Buyer that are permitted to vote on the shareholders’ resolutions referenced in Section 6.2(k).  Between the date hereof and the obtaining of shareholder approval as contemplated by Section 5.26, Buyer shall not release any of its rights pursuant to such Voting Agreements.

ARTICLE 5

CERTAIN COVENANTS

5.1                                 Information.

From and after the Closing Date:

(a)                                  The ADC Selling Group and Buyer will provide to each other and to their respective officers, employees, counsel and other representatives, upon request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege) reasonable access to their respective officers and employees and reasonable access for inspection and copying of all Governmental Permits, Contracts and any other information existing at the Closing Date and relating to the Purchased Assets, ADC Software USA, the ADC Software Ireland Group, the Assumed Liabilities and the conduct of the Billing Software Business, and will make their respective officers and employees available, to the extent such availability does not unreasonably interfere with the conduct of the Billing Software Business by Buyer, or the conduct of the business of the ADC Selling Group (and its Affiliates), as the case may be, as is reasonably necessary to enable the party requesting such information to:  (i) comply with reporting, filing or other requirements related to the Purchased Assets, the Purchased Equity Interests, the Assumed Liabilities or the conduct of the Billing Software Business and imposed on such party by any local, state or federal court, agency or regulatory body or taxing authority; (ii) assert or defend any claims or allegations in any arbitration or in any administrative or legal proceeding related to the Purchased Assets, the Purchased Equity Interests, the Assumed Liabilities or the conduct of the Billing Software Business other than claims or allegations which one party to this Agreement has asserted against the other; or (iii) subject to clause (ii) above, perform its obligations under this Agreement.  The ADC Selling Group and Buyer shall each maintain, or cause to be maintained, all of the foregoing information in accordance with their normal document retention policies.

(b)                                 Subject to Applicable Law, the members of the ADC Selling Group (and their Affiliates) agree to make available to Buyer, for inspection and copying by Buyer, all employment and personnel records (including medical records) and information relating to any Business Employee.

(c)                                  After the Closing Date, the party requesting the information and assistance provided in clauses (a) and (b) of this Section 5.1 shall reimburse the other party for all out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance.  The access to files, books and records contemplated by this Section 5.1 shall be during normal business hours and upon not less than two (2) Business Days prior written request and shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein.  Buyer agrees to preserve all business records and Governmental Permits delivered to them by Sellers or maintained by the ADC Software Group for at least four (4) years after the Closing Date provided, further, that Sellers, at their sole cost and expense, shall be permitted to copy any such records.

(d)                                 For the avoidance of doubt, on and after the date hereof and through the Closing Date, the ADC Selling Group shall allow Buyer reasonable access to continue its investigation of the Billing Software Business, including its ability to inspect and make copies of any Permits, Contracts and any other financial or other information existing at or before the Closing Date and relating to the Billing Software Business and the conduct of the Billing Software Business.  The Parties also acknowledge that satisfaction of the Admission Condition is itself conditional upon Buyer publishing a prospectus under Applicable Law of the United Kingdom in respect of Buyer.  As such, prior to Closing, ADC shall permit Buyer and its legal counsel to have a reasonable opportunity to discuss with the appropriate officers, employees, counsel and other representatives of the ADC Selling Group and the ADC Software Group the accuracy of any description of the Billing Software Business, the ADC Software Group and the ADC Selling Group in the prospectus as Buyer’s counsel or brokers may reasonably determine to be necessary to satisfy such prospectus requirements provided, however, that Buyer is solely responsible for the accuracy of any information included in such prospectus and neither Seller nor any of its Affiliates make any representation or warranty hereunder with respect to the accuracy of any information contained in such prospectus.

5.2                                 Tax Reporting and Allocation of Purchase Price.  Buyer and Sellers acknowledge the potential application of Section 1060 of the Code and the requirement thereunder to timely file IRS Form 8594 with each of their respective federal income tax returns and to comply with any similar provision of state, local or foreign law (the “Asset Acquisition Statement”).  Within sixty (60) days of the Closing Date, Buyer shall prepare and deliver to Sellers a written statement (the “Statement of Allocation”) setting forth an allocation of the Purchase Price (which for such purpose shall be increased by the amount of the Assumed Liabilities) among the Purchased Equity Interests and the Purchased Assets.  Such Purchase Price shall be allocated as follows: (i) $15 million to the ADC Software USA Equity Interests (after its acquisition of the Contracts set forth on Schedule 2.1(b)); (ii) the Purchased Assets set forth on Schedule 2.1(c)(i) shall be valued at their net book value set forth on Sellers’ books and records; (iii) the Contracts set forth on Schedule 2.1(c)(ii) shall be valued at their net book value set forth on Sellers’ books and records; (iv) the Billing Software Intellectual Property Rights set forth on Schedule 2.1(c)(iii) shall be valued at their net book value set forth on Sellers’ books and records; (v) $100,000 to the non-compete and non-solicitation agreement set forth in Section 5.19; and (vi) the balance to the ADC Software Ireland Equity Interests.  If Sellers approve the Statement of Allocation for the Purchase Price allocation, then, unless otherwise prohibited by law, all federal, state and local income Tax returns of Buyer and Sellers shall be filed consistently with the allocations made pursuant to the Statement of Allocation, and the parties agree that they shall not take any position for Tax purposes inconsistent therewith (unless otherwise required by a change in Tax Law).  If Sellers do not approve the Statement of Allocation for the Purchase Price allocation, Buyer and Sellers shall make good faith efforts to agree on the allocation of the consideration among the Purchased Equity Interests.  If Buyer and Sellers, after good faith negotiations, cannot agree on the allocation of the consideration within ninety (90) days following the Closing Date, then the parties shall request each of their proposed Statements of Allocation to be reviewed by an independent public accounting firm chosen by Sellers and Buyer, which accounting firm determination shall be final and binding on the parties.  The costs, fees and expenses of the independent public accounting firm shall be borne equally by Buyer and Sellers.  In the event of such determination by an independent public accounting firm, unless otherwise prohibited by law, all federal, state and local income Tax Returns of Buyer and Sellers shall be filed consistently with such allocations, and the parties agree that they shall not take any position for Tax purposes inconsistent therewith (unless otherwise required by a change in Tax Law).

5.3                                 Tax Matters.

(a)                                  Tax Indemnification.

(i)                                     From and after the Closing Date, Seller shall indemnify Buyer against and hold harmless from any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including reasonable fees for outside counsel, independent accountants and other outside consultants but exclusive of any fees or expenses related to in-house counsel, accountants or other employees) suffered or incurred by Buyer, the companies constituting the Purchased Equity Interests or their Subsidiaries, or any Affiliate of any of the foregoing, exclusive of any consequential or punitive damages, and decreased by any tax benefit realized by Buyer, the companies constituting the Purchased Equity Interests or their Subsidiaries, or any Affiliate of any of the foregoing, and increased by any tax liability of Buyer or such other persons or Affiliates arising from the receipt of any indemnification payment made pursuant to this Section 5.3 (each a “Tax Loss” and collectively, the “Tax Losses”) arising out of (A) Taxes of the companies constituting the Purchased Equity Interests and their Subsidiaries at the Closing Date for periods or portions thereof ending on or before the Closing Date (“Pre-Closing Taxes”), except for the amount of any Taxes accrued and included as a liability in the computation of Closing Date Working Capital; (B) Taxes of any member of an affiliated, consolidated, combined or unitary group of which any of the companies constituting the Purchased Equity Interests or their Subsidiaries at the Closing Date is or was a member on or prior to the Closing Date by reason of liability under Treasury Regulation §1.1502-6, Treasury Regulation §1.1502-78 or comparable provision of foreign, state or local law; (C) Taxes arising out of any transactions contemplated by this Agreement (including transactions contemplated by Sections 2.1(b)(i), 5.14 (exclusive of Transfer Taxes to be paid by Buyer pursuant thereto and Section 5.3(c)(v)), 5.15 and 5.16); and (D) Taxes arising out of the Section 338(h)(10) Election (as provided in Section 5.3(e) below).  The amount of any indemnification payable by Sellers hereunder shall be reduced by any Adverse Consequences suffered by Sellers as a result of Buyer’s breach of the audit and contest procedures described in Section 5.3(c)(iii).

(ii)                                  Payment by an indemnitor of any amount due to an indemnitee under Section 5.3(a) of this Agreement shall be made within ten (10) days following written notice by the indemnitee that payment of such amounts to the appropriate Governmental Authority or other applicable third party is due by the indemnitee, provided that the indemnitor shall not be required to make any payment earlier than five (5) Business Days before it is due to the appropriate Governmental Authority or applicable third party.

(iii)                               All amounts required to be paid pursuant to this Section 5.3(a) shall be paid promptly in immediately available funds by wire transfer to a bank account designated by the indemnified party.  Any payments required pursuant to this Section 5.3 that are not made within the time period specified in this Section shall bear interest at a rate and in the manner provided in the Code for interest on underpayments of federal income tax.

(b)                                 Post-Signing Tax Matters.  During the period from the date of this Agreement through and including the Closing Date, Sellers shall, or shall cause the companies constituting the Purchased Equity Interests and their Subsidiaries to, prepare, in the ordinary course of business and consistent with past practice (except as otherwise required by law), and timely file all Tax Returns required to be filed by it (or them) on or before the Closing Date (“Post-Signing Returns”); fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed; promptly notify Buyer of any material federal, state, local or foreign income or franchise Tax assessment and any other suit, claim, action, investigation, proceeding or audit pending against or with respect to the companies constituting the Purchased Equity Interests and their Subsidiaries at Closing in respect of any material Tax matter, including Tax liabilities and refund claims, and not settle or compromise any such Tax matter without Buyer’s consent (not to be unreasonably withheld); not make or revoke any material election with regard to Taxes or file any material amended Tax Returns; and not make any significant change in any Tax or accounting methods or systems of internal accounting controls (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in Tax laws or regulatory accounting requirements or GAAP.

(c)                                  General.

(i)                                     Buyer will be responsible, at its expense, for the preparation and filing of all Tax Returns of the companies constituting the Purchased Equity Interests, and their Subsidiaries at the Closing Date that are due after the Closing Date except for the income Tax Returns to be filed with respect to ADC Software USA for the taxable period ending on the Closing Date, reflecting the tax consequences associated with the Section 338(h)(10) election described in Section 5.3(e).  Buyer will make all payments required with respect to any such Tax Return to be filed by Buyer for taxable periods (or portions thereof) beginning after the Closing Date.  Sellers shall pay all Taxes incurred as a result of the Section 338(h)(10) election and, with respect to any Straddle Tax Returns, within five (5) days after written request therefor, Sellers shall pay to Buyer an amount equal to the portion of any Taxes shown on such Straddle Tax Returns attributable to periods (or portions thereof) ending on the Closing Date, computed using an “interim closing of the books” method as of the Closing Date, but with any such payment limited to the extent that such Pre-Closing Taxes exceed any such Taxes specifically accrued as a liability in the computation of the Closing Date Working Capital.  All Tax Returns for which Buyer is responsible pursuant to this Section 5.3(c)(i) and that include a portion of a taxable period beginning before the Closing Date (a “Straddle Tax Return”) shall be prepared in a manner consistent with Seller’s past practice, using an “interim closing of the books” method as of the Closing Date, and applying the proration rules of Section 5.3(d), unless otherwise required by Applicable Law.

(ii)                                  Sellers and Buyer shall provide reasonable cooperation and information to each other in connection with (a) the preparation or filing of any Tax Return, amended Tax Return, Tax election, Tax consent or certification, or any claim for a Tax refund, (b) any determination of liability for Taxes, and (c) any audit, examination or other proceeding in respect of Taxes related to the Billing Software Business.  Such cooperation shall include (A) Buyer providing drafts of Tax Returns described in Section 5.3(a)(i) to be filed after the Closing Date that include a taxable period or portion thereof before the Closing Date to Sellers for review at least ten (10) days prior to filing, and (B) providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to determinations by any Governmental

Authority and records containing the ownership and tax basis of property, which either party may possess.  Sellers and Buyer shall make available on a reasonable basis, employees of Sellers or Buyer as the case may be, whose reasonable out-of-pocket costs, if any, such as travel and lodging, shall be reimbursed by the party to which such employees are made available.  Sellers and Buyer shall at their own cost and expense preserve all Tax Returns, schedules, workpapers and all material records or other documents relating thereto until the expiration of any applicable statute of limitations, including extensions thereof, provided that notice of such extension is given to the party which did not grant the extension.  Sellers and Buyer shall not destroy or otherwise dispose of any Tax Returns, schedules, workpapers, information, records and documents without first providing the other party a reasonable opportunity to review and copy the same.  The party requesting such information, records and documents shall bear the reasonable out-of-pocket costs and expenses incurred in connection with providing the same.  Any information obtained under this Section 5.3 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns, claims for a Tax refund or in conducting any audit, examination or other proceeding in respect of Taxes.

(iii)                               Sellers shall have the right, at their own expense, to control any audit or examination by any Governmental Authority, or to contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any Taxes for any taxable period or portion thereof ending on or before the Closing Date except that Sellers shall consult with Buyer and obtain Buyer’s consent (which consent shall not be unreasonably withheld) as to any of the foregoing if Buyer, the companies constituting the Purchased Equity Interests, the Purchased Assets or the Billing Software Business may be adversely affected by such action, and Buyer shall have the right, at its own expense to participate in all conferences, meetings, interviews or testimony of employees of Sellers and to review other correspondence in respect of such actions.  Buyer shall promptly notify Sellers of the receipt of all notices, audits, examinations or other proceedings, information or document requests, requests for conferences, meetings, interviews or testimony of employees of Buyer and other correspondence in respect of Taxes related to the Billing Software Business, the companies comprising the ADC Software Ireland Group or the Purchased Assets for any taxable period or portion thereof ending on or before the Closing Date; provided, however, that the failure to provide such notice will not affect Buyer’s rights to indemnification under Section 5.3(a), except to the extent that Sellers are materially prejudiced thereby.  Buyer shall have the right, at its own expense, to control any audit or examination by any Governmental Authority, or to contest, resolve or defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any Taxes for any taxable period that begins before and ends after the Closing Date (“Straddle Period Taxes”); provided, that Sellers shall have the right, at their own expense to participate in all conferences, meetings, interviews or testimony of employees of Buyer and to review other correspondence in respect of Taxes related to the Billing Software Business, Purchased Equity Interests or the Purchased Assets for any taxable period or portion thereof ending on or before the Closing Date.  Buyer agrees (A) not to settle or compromise any issue relating to Straddle Period Taxes or (B) file any refund claim or amended Tax Return for any taxable period or portion thereof ending on or before the Closing Date, without, in either case, obtaining Sellers’ consent (which consent shall not be unreasonably withheld) unless Buyer first waives, in writing, any rights to indemnification it may have under this Agreement relating to such Straddle Period Taxes, Pre-Closing Taxes or relating to any ancillary Tax consequences but such waiver shall be applicable only to such Taxes arising from such refund claims or amended Tax Returns, provided that if such consent of Sellers is not obtained, but Buyer has supplied the waiver of indemnification described in the preceding sentence, Buyer shall be able file an amended Tax Return or refund claim in the 30-day period prior to end of the expiration of statute of limitations with respect to such amended Tax Return filing or refund claim.  Notwithstanding the foregoing, Sellers shall be entitled to any refunds of Taxes arising out of any refund claims filed for any taxable period or portion thereof ending on or before the Closing Date relating to the Billing Software Business, the companies constituting the Purchased Equity Interests or the Purchased Assets.

(iv)                              Effective as of the Closing Date, Sellers shall cause any tax sharing agreements in connection with the Billing Software Business, the Purchased Equity Interests or their Subsidiaries at Closing or the Purchased Assets to which any ADC Foreign Subsidiary or member of the ADC Group is a party to be terminated as to such ADC Foreign Subsidiary or any member of the ADC Group, and no party to any such terminated agreement shall have any current or continuing obligations under any such agreement after the Closing Date.

(v)                                 Sales taxes, transfer taxes, stamp taxes, conveyance taxes, excise taxes, mortgage taxes, intangible taxes, documentary recording taxes, value added taxes, license and registration fees, recording fees and any similar charges or taxes whatsoever imposed by any Governmental Authority, upon the transfer of the Purchased Equity Interests, the Purchased Assets or the assumption of the Assumed Liabilities hereunder and the filing of any instruments (the “Transfer Taxes”) shall be borne by the ADC Selling Group, except that (a) Buyer agrees to bear the Transfer Taxes, including stamp taxes, associated with the transfer of the ADC Software Ireland Equity Interests to Guernsey Newco 1 or Guernsey Newco 2 pursuant to Section 5.17 of this Agreement, and (b) Buyer agrees to bear one-half (50%) of the first $200,000 of any value added tax (“VAT”) associated with the transfer of the Purchased Assets or the assumption of the Assumed Liabilities as a result of or in contemplation of this Agreement provided that Sellers provide Buyer with a valid VAT invoice in respect of the full amount of the VAT due according to the laws of the jurisdiction in which the VAT charge arises.  In connection with the payment to be made by Buyer pursuant to clause (a) of this Section 5.3(c)(v), at least ten (10) days prior to execution of the transfers contemplated in Section 5.17, Sellers shall notify Buyer of Sellers’ computation of the applicable Irish stamp or other Transfer Tax associated with the transfer of the ADC Software Ireland Equity Interests to Guernsey Newco 1 or

Guernsey Newco 2 pursuant to Section 5.17, with the transaction value of the ADC Software Ireland Equity Interests to be made by Sellers for purposes of this Section 5.3(c)(v) after consideration of the allocation of Purchase Price described in Section 5.2 and Sellers best estimate at the time such valuation is made of the potential impact of post-Closing Purchase Price adjustments that may be made under this Agreement.  Buyer shall pay Sellers the amount of Transfer Taxes so computed at least three (3) days prior to execution of the transfers contemplated in Section 5.17 and Sellers shall promptly remit such Transfer Taxes to the applicable Governmental Authorities and provide Buyer with evidence of such payment.  Buyer hereby covenants with the ADC Selling Group to pay to the ADC Selling Group an amount equivalent to any Tax for which the ADC Selling Group (or any other person falling within section 629(4) of the Irish Taxes Consolidation Act, 1997 (“TCA”)) becomes liable to pay pursuant to section 629 TCA in respect of ADC Software Ireland ceasing to be resident in Ireland except to the extent that the Tax for which the ADC Selling Group (or other person) is liable has been recovered under Section 629(5) TCA.

(vi)                              Buyer and Sellers hereby waive compliance with the bulk sales laws and other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement, including, but not limited to, any applicable state Tax Law that may require notification of state taxing authorities and related actions in respect of bulk sales of assets outside of the ordinary course of business.

(vii)                           Sellers and Buyer acknowledge and agree that (a) Sellers will be responsible for and perform all tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Sellers to any employee in connection with the operation of the Billing Software Business prior to the Closing; and (b) Buyer will be responsible for and perform all tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Buyer to any employee in connection with the operation of the Billing Software Business after the Closing.

(d)                                 Proration of Taxes For Purchased Assets.  All real estate and personal property Taxes and all rents, utilities and other charges against, or payable by the owner of, any of the Purchased Assets relating to a time period beginning prior to, and ending after, the Closing shall be prorated (based on the most recent available tax statement, latest tax valuation and latest bills and giving Sellers credit for any Taxes accrued and included as a liability in the computation of Closing Date Working Capital) as of the Closing.  If the Closing occurs before the tax rate is fixed for the then current fiscal or calendar year, whichever is applicable, the proration of the corresponding Taxes shall be on the basis of the tax rate for the last preceding year applied to the latest assessed valuation.

(e)                                  Preparation, Execution, Delivery and Filing of Section 338(h)(10) Election Form.  Buyer and Sellers shall jointly complete and make a timely election under Section 338(h)(10) of the Code, with respect to Buyer’s qualified stock purchase of the ADC Software USA Equity Interests pursuant to the acquisition, on IRS Form 8023 (“Elections

Under Section 338 for Corporations Making Qualified Stock Purchases”), including all schedules and exhibits thereto.  Buyer and Sellers shall also jointly make a timely election in the manner required under any analogous provisions of state or local law concerning the purchase of the ADC Software USA Equity Interests.  Moreover, ADC Software USA, Sellers and Buyer shall individually file, as applicable, Form 8883 (“Asset Allocation Statement Under Section 338”), including all schedules and exhibits thereto, which allocation shall be based on the portion of the transaction Purchase Price allocated to the ADC Software USA Equity Interests pursuant to Section 5.2.

Buyer shall, with the assistance and cooperation of ADC Software USA and Sellers, prepare drafts of all Section 338(h)(10) election forms and related schedules, exhibits and worksheets required as attachments to IRS Form 8023 and IRS Form 8883 (and all forms under analogous provisions of state or local law) in accordance with applicable tax laws, and the parties shall determine the proper allocations (the “Allocations”) of the “Aggregate Deemed Sale Price” among the respective assets of ADC Software USA (in accordance with Section 338(b)(5) of the Code and Treasury regulations promulgated thereunder).  If Sellers do not approve of the Allocations, then Buyer and Sellers will use the process described in Section 5.2 hereof to determine the Allocations.

5.4                                 Employees and Employee Benefits.

(a)                                  Sellers shall provide, or shall cause to be provided not later than thirty (30) days following the date hereof, to Buyer, to the extent permitted by Applicable Law, such information regarding the Business Employees as is contained in each Business Employer’s personnel records, including copies of such records as may be reasonably requested by Buyer.

(b)                                 Sellers shall take, or shall cause to be taken, all necessary actions to terminate ADC Software USA’s status as a participating employer in each of the U.S. Domestic Plans, such termination to be effective as of the Closing Date; Sellers shall take, or shall cause to be taken, all necessary actions to terminate the participating employer status of any ADC Software Ireland Group Member in each Foreign Plan listed on Schedule 3.11(i), such termination to be effective as of the Closing Date.

(c)                                  Buyer shall offer to hire, as of the Closing Date, each ADC Foreign Subsidiary Business Employee listed on Schedule 5.4(c) (such list to be as of the date set forth on Schedule 5.4(c) and as updated prior to the Closing Date to reflect changes permitted under Article 5 of this Agreement or changes agreed to in writing by Buyer between the date of this Agreement and the Closing Date) or Buyer shall take commercially reasonable efforts to effect the transfer, as of the Closing Date, of such ADC Foreign Subsidiary Business Employee from the ADC Foreign Subsidiary to Buyer in accordance with the Foreign Employee Transfer Regulations and any other Applicable Law.  Offers of employment (conditioned upon the closing of the transactions contemplated by this Agreement) will be extended thirty (30) days or more prior to the Closing Date, and any such offer or direct transfer of employment will be on terms and conditions reasonably similar to the employment terms of each ADC Foreign Subsidiary Business Employee, including salary terms, of such individual’s employment with a member of the ADC

Software Group or ADC Foreign Subsidiary as of the Closing Date.  Each ADC Foreign Subsidiary Business Employee who either accepts Buyer’s offer of employment or is transferred from the ADC Foreign Subsidiary to Buyer is referred to herein as a “Foreign Subsidiary Transferred Employee.”  Buyer shall satisfy in all material respects Applicable Law with respect to the employment of each Foreign Business Employee (including any Foreign Subsidiary Transferred Employee) by Buyer.  Buyer shall assume all obligations and Liabilities arising under the Foreign Employee Transfer Regulations in respect of the period beginning on or after the Closing Date that become due to any Foreign Business Employee (including any Foreign Subsidiary Transferred Employee) including any obligations and Liabilities in connection with any change in the terms and conditions of such Foreign Business Employee’s employment with Buyer from the terms and conditions of such individual’s employment with a member of the ADC Software Group or ADC Foreign Subsidiary as of the Closing Date.

(d)                                 Buyer will be responsible for all compensation and all other rights and benefits accruing and becoming due with respect to the period beginning on or after the Closing Date to each Foreign Subsidiary Transferred Employee under such individual’s employment agreement, if any, and/or the Foreign Employee Transfer Regulations.

(e)                                  To the extent permitted by Applicable Law, Buyer shall recognize and credit each Continuing Employee with such individual’s unused vacation, personal leave days, leave entitlement or paid time off balance with the ADC Foreign Subsidiary or ADC Software Group member as of the Closing Date.

(f)                                    On and after the Closing Date, each Continuing Employee will be eligible to participate in the employee benefit plans maintained by Buyer or Buyer’s Affiliate for similarly situated employees of Buyer or Buyer’s Affiliate (“Buyer’s Plans”), subject to any eligibility requirements applicable to such plans and Buyer’s obligations under other provisions of this Section 5.4.  Buyer shall offer each Continuing Employee who is a U.S. Domestic Business Employee and his or her eligible dependents who, immediately prior to the Closing Date were participants in a U.S. Domestic Plan that is a group medical plan, with coverage as of the Closing Date under a Buyer’s Plan that is a group medical plan, subject to the eligibility requirements under such group medical plan.  Buyer shall use commercially reasonable efforts to ensure that for purposes of (i) waiting periods for eligibility to participate under Buyer’s Plans, (ii) vesting service periods under Buyer’s Plans, (iii) any pre-existing condition limitation period or restriction under Buyer’s medical and/or disability benefit plans and (iv) length of service periods for determining benefits under Buyer’s or Buyer’s Affiliate’s vacation, personal leave days, leave entitlement or paid time off programs, severance plan and short-term disability plan for which such Continuing Employee may be eligible on or after the Closing Date, that service by such individual with the ADC Software Group, ADC Foreign Subsidiary, Sellers or other Affiliates shall be treated as service with Buyer and its Affiliates, to the extent such treatment does not compromise Buyer’s applicable plan compliance with ERISA, the Code or other Applicable Laws and only to the extent service was recognized under the similar or comparable U.S. Domestic Plan, Foreign Plan, or ADC Foreign Subsidiary Plan, as applicable.  Notwithstanding the foregoing, such participation and service credit shall be governed by, subject to, and limited by, Applicable Law, including the Foreign Employee Transfer Regulations.

(g)                                 Sellers and Buyer will each reasonably cooperate to effect the transfer of retirement account balances under ADC Foreign Subsidiary Plans to an existing retirement plan or a new retirement plan established by Buyer or its Affiliates, in accordance with the terms of the applicable plans and Applicable Law (including, but not limited to, the Foreign Employee Transfer Regulations) and Sellers and Buyer shall execute or cause to be executed such further agreements to provide for the transfer of such retirement account balances as may be reasonably required.

(h)                                 To the extent permitted under relevant third party contracts and Applicable Law, effective as of the Closing Date, Sellers shall cause the Foreign Plans, other than any Foreign Plan listed on Schedule 3.11(i), sponsored or administered by Affiliates of ADC Software Canada in which Business Employees employed by ADC Software Canada (“Canadian Business Employees”) participate to be transferred and assigned to Buyer or Buyer’s Affiliate, and Buyer or Buyer’s Affiliate agrees to accept and assume such plans (“Canadian Group Plans”) and, subject to clause (i), all obligations, liabilities and claims in relation thereto and Sellers and Buyer shall execute or cause to be executed such further agreements to provide for the transfer of the Canadian Group Plans as may be reasonably required.

(i)                                     In relation to Canadian Group Plans transferred to Buyer which provide for the funding of benefits as they accrue, whether by premium, contribution or segregation of assets, Sellers and Buyer agree that, subject to obtaining any approvals or consents required from Governmental Authorities or third parties, under Applicable Law or third party contracts, arrangements shall be made for transfers of assets and liabilities (“Reverse Transfers”) from transferred Canadian Group Plans to reasonably comparable employee benefit plans (“New ADC Canadian Plans”) to be established or designated by Sellers (or their Affiliates) in relation to members of the Canadian Group Plans who are not Canadian Business Employees (“ADC Retained Canadian Employees”), or who are Terminating Employees whose termination dates are prior to the Closing Date.  For the purposes of Reverse Transfers, the assets and liabilities to be transferred shall be valued as at the Closing Date using the methods, assumptions, records and information employed in connection with the most recent valuations or reports prepared in relation to Canadian Group Plans prior to the Closing.

(ii)                                  After the Closing Date, ADC Retained Canadian Employees and Terminating Employees whose termination dates are prior to the Closing Date shall cease to participate in transferred Canadian Group Plans and shall commence participation in and accrue benefits under New ADC Canadian Plans.

(i)                                     In connection with the removal of Nonbusiness Assets and Excluded Employees from ADC Software Ireland pursuant to Section 5.15, there may be a transfer of retirement account balances under the ADC Software Ireland Foreign Plan that is a retirement plan to a new retirement plan established for such Excluded Employees.  In the event of such transfer, Sellers and Buyer will each reasonably cooperate to effect the transfer of retirement account balances to a new retirement plan in accordance with the terms of the plans and Applicable Law (including, but not limited to, the Foreign Employee Transfer Regulations) and Sellers and Buyer shall execute or cause to be executed such further agreements to provide for the transfer of such retirement account balances as may be reasonably required.

(j)                                     If Buyer or any of its Affiliates terminate the employment of any Continuing Employee without cause within six (6) months after the Closing Date, then Buyer shall provide, or shall cause its Affiliate to provide, any such Continuing Employee with severance benefits at least as favorable as those described on Schedule 5.4(j).

(k)                                  Nothing herein expressed or implied shall confer upon any Business Employee or other employee, former employee, leased employee, independent contractor or consultant of Sellers or the Business Employers or legal representatives thereof, any rights or remedies, including right to employment or continued employment for any specified period, under or by reason of this Agreement.

5.5                                 Notice to Buyer.  Prior to the Closing, the ADC Selling Group will promptly notify Buyer in writing of any event or fact which represents a breach of any of their representations, warranties, covenants or agreements hereunder; provided that such notice shall not be deemed to modify any representation, warranty, covenant or agreement hereunder.

5.6                                 Conduct of the Business.  Each member of the ADC Selling Group hereby jointly and severally covenants to Buyer that, from the date hereof to the Closing, except as otherwise contemplated by this Agreement, the ADC Selling Group will conduct, or cause to be conducted, the Billing Software Business, in all material respects, only in the ordinary course of business and consistent with past practice.  Except as otherwise contemplated by this Agreement and without limiting the generality of the foregoing, each member of the ADC Selling Group hereby jointly and severally covenants to Buyer that from the date hereof to the Closing, solely insofar as the Billing Software Business is concerned, each member of the ADC Selling Group will, or will cause each member of the ADC Software Group and the Guernsey Newcos to:

(a)                                  preserve the business and sales organization of each member of the ADC Software Group intact, use commercially reasonable efforts to keep available the services of the present officers of each member of the ADC Software Group and use commercially reasonable efforts to preserve intact their relationship and goodwill with respective suppliers, customers, employees, creditors and others having business or other dealings with the Billing Software Business;

(b)                                 maintain the Billing Software Business’ books of account and records in its usual, regular and ordinary manner, consistent with its past practice and not change any of the accounting, revenue recognition or other financial policies of the Billing Software Business;

(c)                                  maintain all Billing Software Intellectual Property in the same standing as exists on the date hereof and continue the prosecution of all applications therefore;

(d)                                 timely perform and comply with the provisions of all Contracts, commitments or other obligations relating to or affecting the Purchased Assets or the Billing Software Business;

(e)                                  pay when due all Taxes imposed on it or its income, profit or assets or otherwise required to be paid by it, and pay when due any Tax Liability or charge which, if unpaid, might become an Encumbrance upon any of the Purchased Equity Interests (or the assets of such companies), the Purchased Assets or the ADC Software Group, except to the extent any such Tax Liability or charge is being contested in good faith through appropriate proceedings (with written notice thereof being provided to Buyer);

(f)                                    maintain in full force and effect and comply with all Governmental Permits, certificates, licenses, approvals and authorizations required under all Applicable Laws in connection with the Billing Software Business;

(g)                                 not establish, enter into or amend any employment, severance, special pay arrangement with respect to termination of employment, retention bonus, sales incentives programs or other similar arrangements or agreements with any Business Employees, except in the ordinary course of business and consistent with past practice;

(h)                                 not increase or cause the decrease in the aggregate number of the Business Employees and consultants without the prior permission of Buyer, except in the ordinary course of business and consistent with past practice, and except for any termination of any employees of the Billing Software Business contemplated by Section 5.22 hereof;

(i)                                     maintain with adequately capitalized insurance companies insurance coverage for its assets and its businesses in such amounts and against such risks and losses as are consistent with past practice;

(j)                                     not sell or propose the sale of any shares of any of the ADC Software Group or issue, or agree to issue, and equity rights with regard to such entities;

(k)                                  not permit any member of the ADC Software Group to acquire any business;

(l)                                     not incur on the part of any member of the ADC Software Group any material indebtedness or other Liability other than Liabilities incurred in the ordinary course of business;

(m)                               duly comply with all Applicable Laws, regulations and orders, and shall not take or omit to take any action that would cause a default under or material breach of any Contract, commitment or obligation of the Billing Software Business;

(n)                                 not enter into or amend any Contract with, perform any service for, or grant or offer any discount to any customers of the Billing Software Business, other than on an arm’s length basis and in the ordinary course of business and consistent with past practice provided, however, that with respect to Hutchison Whampoa 3G IP S.a.R.L. (“H3G”), the ADC Selling Group will seek the consent of Buyer (which consent shall not be unreasonably withheld) before entering into any agreement or arrangement to resolve the dispute set forth in the letter dated May 10, 2004 from H3G to ADC Software Ireland, and disclosed in the Disclosure Schedule;

(o)                                 not incur any Liability for deferred revenue recognized under the Accounting Policies unless an equivalent amount of cash is transferred to Buyer at the Closing as part of the Billing Software Business;

(p)                                 continue to pay to the Business Employees accrued sales incentives in accordance with the current policies of the ADC Selling Group;

(q)                                 use commercially reasonable efforts to incur capital expenditures of at least $700,000 in consultation with Buyer, provided that the Working Capital Target at Closing shall be increased to the extent that the incremental capital expenditures made prior to Closing are less than $700,000; and

(r)                                    not agree to do or take any of the actions described in clauses (g), (h), (j), (k), (l), (n) or (o) hereof.

5.7                                 Material Consents.  The members of the ADC Selling Group agree to use their commercially reasonable efforts to obtain, or cause to be obtained, prior to the Closing, and if necessary, for a period of sixty (60) days after the Closing, all of the consents of third Persons which have been disclosed, or are required to be disclosed on Schedule 3.4, which consents shall be in a form reasonably satisfactory to Buyer.

5.8                                 Notice to Customers.  Sellers agree, in consultation with Buyer, to promptly notify customers of the Billing Software Business of the consummation of the transactions contemplated by this Agreement, and to reasonably cooperate with Buyer, at Buyer’s expense, in preserving the relationship of such customers with the Billing Software Business.

5.9                                 Confidentiality.  Any information provided to Buyer or its representatives or Affiliates pursuant to this Agreement shall be held by Buyer and its Affiliates in accordance with, and shall be subject to the terms of, the letter agreement between Buyer and ADC (the “Confidentiality Agreement”) dated September 10, 2003, which shall be deemed to have been re-executed as of the date hereof and incorporated in this Agreement as though fully set forth herein and in accordance with such other terms and conditions as may otherwise be agreed by the parties, and upon Closing taking into account the consummation of the transactions contemplated herein.  To the extent that any terms in this Agreement conflict with the terms of the Confidentiality Agreement, the terms of this Agreement shall prevail.

(a)                                  All information obtained by Buyer concerning the businesses of Sellers other than the Billing Software Business (the “Seller Proprietary Information”) shall be used by Buyer solely as required to perform its obligations, or exercise or enforce their rights, under this Agreement and for no other purpose.  Buyer shall not disclose, or permit the disclosure of, any of the Seller Proprietary Information to any person except those persons to whom such disclosure is necessary to permit Buyer’s performance of such obligations.  Buyer shall treat, and will cause their Affiliates and the directors, officers, employees, agents, representatives and advisors of Buyer or any of its Affiliates to treat, the Seller Proprietary Information as confidential, using the same degree of care as Buyer normally employs to safeguard its own highly confidential information from unauthorized use or disclosure.  Notwithstanding the foregoing, the term Seller Proprietary Information shall not include information which: (i) at the time of disclosure to Buyer by or on behalf of Sellers is already known to Buyer; (ii) is or becomes known or available to the public other than as a result of an unauthorized disclosure by Buyer or any of its Affiliates, or any of their respective directors, officers, employees, agents, representatives or advisors; (iii) becomes known or available to Buyer without restrictions of confidentiality from a source other than Sellers, provided that such source is not bound by an agreement prohibiting such disclosure to Buyer; or (iv) is required to be disclosed by Buyer by law, regulation, court order or other legal process, provided that Buyer shall provide Sellers with prompt notice of such requirement so that Sellers may seek an appropriate protective order.

(b)                                 From and after the Closing Date, all information exclusively concerning the Billing Software Business (the “Buyer Proprietary Information”) shall be used by Sellers and their Affiliates solely as required to perform their obligations, or exercise or enforce their rights, under this Agreement or any Ancillary Agreement and for no other purpose.  Sellers shall not disclose, or permit the disclosure of, any of the Buyer Proprietary Information to any person except those persons to whom such disclosure is necessary to permit Sellers’ performance of such obligations.  Sellers shall treat, and will cause their Affiliates and the directors, officers, employees, agents, representatives and advisors of Sellers or any of their Affiliates to treat, the Buyer Proprietary Information as confidential, using the same degree of care as Sellers normally employ to safeguard their own highly confidential information from unauthorized use or disclosure.  Notwithstanding the foregoing, the term Buyer Proprietary Information shall not include information which is or becomes known or available to the public other than as a result of an unauthorized disclosure by Sellers or any of their Affiliates, or any of their respective directors, officers, employees, agents, representatives or advisors.

(c)                                  From and after the Closing Date, Buyer shall, and shall cause each member of the ADC Software Group to, comply with the terms and conditions of any confidentiality, non-disclosure or similar agreement or arrangement entered into by ADC or any of its Affiliates before the Closing Date with any third party exclusively with respect to the Billing Software Business, provided that such agreements are provided to Buyer.  Furthermore, before accepting any confidential information from any such third-party after the Closing Date, Buyer shall, or shall cause the appropriate member of the ADC Software Group to, enter into a new confidentiality, non-disclosure or similar agreement with such third-party in the name of Buyer or one of its Affiliates.

5.10                           Agreement to Cooperate.  Prior to the Closing, subject to the terms and conditions herein provided (including the provisions of Section 5.11 which are intended to apply to the subject matter contained in Section 5.11 without regard to this Section 5.10), each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all under any Applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts to:  (i) obtain all necessary or appropriate waivers, consents and approvals, including any filings with Governmental Authorities, (ii) effect all necessary registrations, filings and submissions, (iii) lift any injunction or other legal bar to the sale (and, in such case, to proceed with the sale as expeditiously as possible), and (iv) satisfy any other condition to Closing for which the party is responsible pursuant to Article VI.  Subject to the terms of this Agreement, in the event that any of the Purchased Assets or Assumed Liabilities are not owned by the ADC Selling Group and are owned by an Affiliate of the ADC Selling Group, Sellers shall take such actions as are necessary to transfer such Purchased Assets or Assumed Liabilities to Buyer or as directed by Buyer.

(a)                                  In the event any litigation is commenced by any person or entity relating to the transactions contemplated by this Agreement prior to the Closing, each party shall have the right at its own expense, to participate therein, and the other parties will not settle any such litigation without the consent of such party, which consent will not be unreasonably withheld.

(b)                                 Buyer shall change the names of each of the entities in the ADC Software Group as promptly as reasonably practicable after the Closing, but in no event later than sixty (60) days after the Closing, to no longer use the letters in sequence “ADC” or any derivative thereof.

5.11                           Hart-Scott-Rodino Filing; Foreign Filings.

(a)                                  If required, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) with respect to the transactions contemplated hereby as promptly as reasonably practicable, and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act.  For purposes of determining whether an exemption from filing under the HSR Act is available under 16 C.F.R. 802.51, Sellers represent and warrant that ADC Software Ireland Group assets located in the U.S., and ADC Software Ireland Group sales in or into the U.S., have each amounted to less than $50 million during the last completed fiscal year.  Buyer shall pay any fees with regard to an HSR Act (or similar law with respect to any Governmental Authority) filing, if one is required.

(b)                                 If the proposed sale and purchase of the Purchased Assets or Purchased Equity Interests is pre-notifiable under Part IX of the Competition Act (Canada), R.S.C. 1985, C-34, as amended (the “Competition Act (Canada)”), Buyer shall, at its expense, use reasonable commercial efforts to make all filings required under the Competition Act (Canada) or its regulations on a timely basis.  Furthermore, if the sale and purchase of the Purchased Assets or the Purchased Equity Interests is pre-notifiable under Part IX of the Competition Act (Canada), then Sellers and Buyer shall cooperate and provide to the Competition Bureau (Canada) all information required for the pre-notification filing under Part IX of the Competition Act and such further information as may be requested from time to time by the Competition Bureau related to the filing.

(c)                                  Buyer will, at its expense, complete and make all necessary filings required under the Investment Canada Act (Canada), R.S.C. 1985, C-28 (1st Supplement), as amended (the “Investment Canada Act”), within the timeframe allowed.  In the event that the purchase of the Purchased Assets or the Purchased Equity Interests (which includes the acquisition of control of ADC Software Canada) is reviewable under the Investment Canada Act, Buyer will, at its expense, use reasonable commercial efforts to cause the Minister designated for the purposes of the Investment Canada Act to be satisfied or deemed to be satisfied, prior to the Closing Date, that the said purchase is likely to be of net benefit to Canada, in which event Buyer shall, at its expense, also obtain and deliver to Sellers the Minister’s written decision approving the said purchase prior to the Closing Date.

(d)                                 Each Party hereto agrees, at its own expense, to co-operate with each other and with GA to prepare and submit a filing to the German Federal Cartel Office pursuant to the German Act Against Restraints of Competition with respect to the acquisition of the Purchased Equity Interests and Purchased Assets by the Buyer and GA’s acquisition of Buyer’s Shares, as promptly as reasonably practicable, and to supply promptly any additional information and documentary material that may be requested by the German Federal Cartel Office.  The preparation and submission of such filing will be coordinated by the Buyer.  Without limitation to any of the foregoing, the respective obligations of each party to consummate the transactions contemplated by this Agreement shall be conditioned upon: (i) the notification from the German Federal Cartel Office to the Buyer or to its solicitors that the acquisition of the Purchased Equity Interests and Purchased Assets by the Buyer and GA’s acquisition of the Buyer Shares do not fulfill the prerequisites for prohibition (Untersagungsvoraussetzung) within one month after the notification to the German Federal Cartel Office or the expiration of the one month period after the notification to the German Federal Cartel Office, unless the German Federal Cartel Office prohibits the merger before the expiration of this period or notifies the Buyer or its solicitors that it has launched investigations in respect of the planned merger, or (ii) in case of investigations having been launched, either the notification from the German Federal Cartel Office to the Buyer or to its solicitors that the acquisition of the Purchased Equity Interests and Purchased Assets by the Buyer and GA’s acquisition of the Buyer Shares does not fulfill the prerequisites for prohibition (Untersagungsvoraussetzung) within four months after the notification to the German Federal Cartel Office or expiry of the four month period after the notification to the German Federal Cartel Office, unless the German Federal Cartel Office does prohibit the planned merger before the said period expires.

(e)                                  Without limiting the generality of Buyer’s and Sellers’ undertakings pursuant to this Section 5.11, Buyer and Sellers shall each:  (i) use its commercially reasonable efforts to eliminate any concerns on the part of, including without limitation the prompt supply of such assistance and information as is reasonably requested as soon as reasonably practicable following such request by, any Governmental Authority with jurisdiction over the enforcement of any applicable antitrust laws, competition or similar laws regarding the legality under any antitrust law, competition or similar law of Buyer’s acquisition of the Billing Software Business and/or of GA’s acquisition of Buyer’s Shares and to promptly inform each other of any communications received by them from, or given by them to, any such Governmental Authority; (ii) use its commercially reasonable efforts to prevent the entry in a judicial or administrative proceeding brought under any antitrust law, anti-competition or similar law by any Governmental Authority or any other party of permanent or preliminary injunction that would make consummation of the acquisition of the Billing Software Business in accordance with the terms of this Agreement and/or of GA’s acquisition of Buyer’s Shares unlawful or that would prevent or delay such consummation; (iii) use its commercially reasonable efforts to, in the event that such an injunction or order has been issued in such a proceeding, vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement; and (iv) use its commercially reasonably efforts to avoid or eliminate each and every impediment under any antitrust, competition or similar law that may be asserted by any Governmental Authority or any other party to the consummation of the acquisition of the Billing Software Business in accordance with the terms of this Agreement and/or of GA’s acquisition of Buyer’s Shares.  Buyer shall pay any applicable filing fee with respect to the HSR Act (or similar law with respect to any Governmental Authority).

(f)                                    Notwithstanding the foregoing, no provision of this Section 5.11 shall require the Buyer to give any undertakings or assurances to any Governmental Authority with jurisdiction over the enforcement of any applicable antitrust law, competition or similar laws in respect of the Buyer’s acquisition of the Billing Software Business and/or of GA’s acquisition of the Buyer’s Shares nor to divest any part of its business, unless the Buyer in its absolute discretion agrees to do so.

5.12                           Transition Services Agreement.  On or prior to the Closing Date, each party shall execute and deliver the transition services agreement in the form attached hereto as Exhibit 5.12 (the “Transition Services Agreement”).

5.13                           Intercompany Payables and Receivables.  As of the Closing Date, Sellers will eliminate all intercompany payables and receivables and other indebtedness between Sellers or their Affiliates on the one hand, and members of the ADC Software Group and the Guernsey Newcos (including the Purchased Assets and Assumed Liabilities), on the other hand, such that there are no further intercompany payables, receivables or other indebtedness between Sellers or their Affiliates on the one hand, and the ADC Software Group and the Guernsey Newcos on the other.  After providing Buyer with a summary of the necessary accounting adjustments to satisfy Sellers’ obligations in the preceding sentence, and after giving due consideration to any comments Buyer may have with respect thereto, Sellers will undertake such elimination of intercompany payables and receivables in such a manner so as to limit, to the extent reasonably possible as determined by the Sellers, any adverse effect on the tax losses or the tax basis of any of the assets of the companies constituting the Purchased Equity Interests or any of their Subsidiaries.  Intercompany payables and receivables and other indebtedness between members of the ADC Software Group shall not be subject to the provisions of this Section 5.13.

5.14                           Transfers by ADC Foreign Subsidiaries.  ADC shall, subject to Applicable Law, cause the ADC Foreign Subsidiaries to take all action necessary to transfer the Foreign Billing Software Business Assets set forth on Schedule 2.1(c)(i) and assign all Assumed Liabilities owned by each such ADC Foreign Subsidiary with respect to the Billing Software Business to Buyer for no additional consideration and Buyer shall assume all such Foreign Billing Software Business Assets and Assumed Liabilities.  Sellers and Buyer shall cooperate on the form of the various transfer documents to be used in connection with the transfer of the assets hereunder (the

“Local Transfer Agreements”).  Each such jurisdiction where a Local Transfer Agreement will be required is set forth on Schedule 5.14.  Sellers and Buyer hereby acknowledge and agree that no Local Transfer Agreements shall enlarge, modify or alter in any way the representations and warranties, rights, remedies and obligations of any party under this Agreement.  Sellers and Buyer shall cooperate with and assist each other (including providing all necessary documents and certifications) in obtaining any exemptions from or reductions of any value added taxes, stamp taxes and similar Transfer Taxes in any jurisdiction in which any assets are transferred hereunder.  Sellers and Buyer shall pay the Transfer Taxes, if any, with respect to the transfers described in this Section 5.14 in the manner described in Section 5.3(c)(v).

5.15                           Transfer of Certain Assets and Employees Out of the ADC Software Group.  The parties acknowledge and agree that certain members of the ADC Software Group own assets and employ individuals who are not used in or necessary for the conduct of the Billing Software Business (the “Nonbusiness Assets” and the “Excluded Employees,” respectively).  Prior to the Closing Date, ADC intends, undertakes and agrees to remove the Nonbusiness Assets and Excluded Employees from the ADC Software Group, transfer the employment of the Excluded Employees from the ADC Software Group to other Affiliates of Seller (other than the Guernsey Newcos) and assume all Liabilities in connection therewith.  A true, accurate and complete listing of all such Nonbusiness Assets and Excluded Employees is set forth on Schedule 5.15 (which Schedule shall be updated as of the Closing Date to reflect changes occurring after the date hereof in the ordinary course of business).  Notwithstanding any provision in this Agreement to the contrary, the parties hereto acknowledge and agree that the removal of the Nonbusiness Assets and Excluded Employees will not constitute a breach by Sellers of any representation, warranty or covenant by Sellers contained in this Agreement; provided that neither Buyer nor any member of the ADC Software Group or the Guernsey Newcos shall incur or bear any Liability with regard to such transfers, the Nonbusiness Assets or the Excluded Employees.

5.16                           Liquidation of ADC Software Channel Islands and ADC International Finance; Conversion of ADC Software Ireland to an Unlimited Liability Company.  Buyer acknowledges that Sellers have begun the process of liquidating ADC Software Systems CI Ltd. and ADC International Financial Services, Ltd.  The Buyer further acknowledges that the Sellers intend to convert ADC Software Ireland from a limited liability company to an unlimited liability company prior to the Closing Date.  It is understood and agreed by all of the parties hereto that the continuation of such liquidation and such conversion or intercompany transactions in anticipation of such liquidation or conversion, or the results thereof, will not constitute a breach by the Sellers of any representation, warranty or covenant by the Sellers contained in this Agreement, and that any Liability of the ADC Software Group or the Guernsey Newcos in connection therewith shall be deemed an Excluded Liability.

5.17                           Transfer of ADC Software Ireland to the Guernsey Newcos.  Prior to the Closing Date, ADC LLC IA and ADC LLC IIA (with the assistance of Buyer) shall establish a company newly incorporated in Guernsey, Guernsey Newco 1, which company shall itself establish a subsidiary newly incorporated in Guernsey, Guernsey Newco 2, in each case solely at the Buyer’s time and cost. On or prior to the Closing Date, ADC LLC IA and ADC LLC IIA shall, and ADC shall cause them to, transfer, assign, convey and deliver to Guernsey Newco 1 in return for the issue of shares, and Guernsey Newco 1 shall acquire from ADC LLC IA and ADC LLC IIA, all except one of the outstanding shares of capital stock of ADC Software Ireland free and clear of any Encumbrances.  On or prior to the Closing Date, ADC LLC IA and ADC LLC IIA shall, and ADC shall cause them to, transfer, assign, convey and deliver to Guernsey Newco 2 and Guernsey Newco 2 shall acquire from ADC LLC IA and ADC LLC IIA, such remaining outstanding share of capital stock of ADC Software Ireland free and clear of any Encumbrances, such share of capital stock to be held by Guernsey Newco 2 as bare nominee for Guernsey Newco 1.  Prior to the Closing Date, Sellers shall not permit the Guernsey Newcos to engage in any activity or incur any Liability other than to hold the shares of capital stock of ADC Software Ireland.  Transfer Taxes associated with the transfers described in this Section 5.17 shall be paid in the manner described in Section 5.3(c)(v).

5.18                           No Solicitation.  The members of the ADC Selling Group and the ADC Software Group will not, and will cause their respective officers, directors, agents and Affiliates not to, discuss a possible sale or other disposition of all or any part of the Billing Software Business (whether by merger, reorganization, recapitalization or otherwise), other than inventory in the ordinary course of business, with any party other than Buyer (an “Acquisition Proposal”) or provide any information to any other party regarding the Billing Software Business other than information which is traditionally provided in the regular course of its business operations to third parties where the members of the ADC Selling Group and the ADC Software Group and their respective officers, directors, agents and Affiliates have no reason to believe that such information may be utilized to evaluate a possible sale or other disposition of the Billing Software Business.  The members of the ADC Selling Group and the ADC Software Group and their respective officers, directors and Affiliates (a) do not have any agreement, arrangement or understanding with respect to any Acquisition Proposal, and (b) will cease and cause to be terminated any and all discussions with third parties regarding any Acquisition Proposal.

5.19                           Non-Compete and Non-Hire of Employees.

(a)                                  For a period of thirty (30) months from and after the Closing Date, neither the ADC Selling Group nor any of its Affiliates will, other than in the performance of the ADC Selling Group’s obligations under this Agreement, or the Transition Services Agreement, directly or indirectly (i) manufacture, distribute, design, sell, offer or promote products that directly compete with the products sold by the Billing Software Business anywhere in the World as of the date hereof, or (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control of any Person or entity who during such period is engaged in a business competing directly with the Billing Software Business as the Billing Software Business was conducted as of the date hereof (a “Competing Business”); provided, that nothing contained herein shall prevent the ADC Selling Group or any of its Affiliates from (A) owning securities in any entity that may be engaged in a Competing Business, only to the extent Sellers and its Affiliates, collectively, do not own, of record or beneficially, more than fifteen percent (15%) of the outstanding beneficial ownership of such entity, (B) manufacturing, distributing, designing, selling, offering, or promoting or owning, managing, operating, joining, controlling or participating in the ownership, management, operation or control of any Person or entity that manufactures, distributes, designs, sells, offers, or promotes (1) system integration services of any kind (including without limitation system integration services relating to operation support software (“OSS”) software); (2) any product other than the Billing Software Products marketed, designed, or developed by the ADC Selling Group or any of its Affiliates as of the date hereof, and any improvements, upgrades, and modifications thereto; or (3) any craft, network management, or element management software (even if such software includes functionality used to interoperate with or otherwise support OSS software), or (C) acquiring any Competing Business if (1) at the time of such acquisition, the aggregate sales attributable to the Competitive Business of such entity as reflected in the most recently completed fiscal year of the entity to be acquired for which financial statements are then available are less than the greater of $25,000,000 or 15% of the total sales of such entity for such fiscal year and (2) the ADC Selling Group or any of its Affiliates, as the case may be, cease to engage in such Competitive Business within six (6) months after the consummation of the transaction.  Finally, in the event that all of the stock of ADC, or all of the stock, or substantially all of the assets of, any of ADC’s Affiliates, including the Metrica business, is acquired by a third party that is independent of ADC and is otherwise not affiliated with ADC in any manner, the provisions of this Section 5.19 shall not apply to the acquirer (but the provision shall continue with respect to ADC and its Subsidiaries).

(b)                                 For a period of twelve (12) months from and after the date of this Agreement, neither the ADC Selling Group nor its Affiliates, on the one hand, nor Buyer or any of its Affiliates on the other hand, without the other parties’ prior written consent, shall solicit, directly or indirectly, or attempt to solicit, or otherwise entice to leave the employ of, in the case of the ADC Selling Group and its Affiliates, the ADC Software Group, and in the case of Buyer and its Affiliates, the ADC Selling Group and its Affiliates, any employee who is now employed by the other party or such other parties’ Affiliates; provided, however, that this Section 5.19(b) shall not apply if any such employee has been terminated by Buyer or the ADC Software Group or the ADC Selling Group, as the case may be, except for the Terminating Employees.

5.20                           Financial Statements.  From and after the date hereof, the ADC Selling Group shall use commercially reasonable efforts to obtain an audit performed by Ernst & Young, LLP of the consolidated balance sheet, income statement and statement of cash flow of the Billing Software Business for and as of the fiscal years ended October 31, 2001, October 31, 2002 and October 31, 2003 following United Kingdom Generally Accepted Accounting Principles, consistently applied (the “Audited Billing Software Financial Statements”).  The cost of preparing such audit shall be paid by the ADC Selling Group with respect to the fiscal year ended October 31, 2003.  The cost of preparing such audit with respect to all other periods shall be paid by Buyer.  The ADC Selling Group shall deliver the Audited Billing Software Financial Statements to Buyer within ten (10) days of their completion.  The ADC Selling Group acknowledges that the Audited Billing Software Financial Statements shall be delivered to the shareholders of Buyer to solicit their approval of the purchase of the Billing Software Business by Buyer from the ADC Selling Group and, accordingly, the ADC Selling Group shall obtain the unqualified opinion (except for a “going concern” qualification) and consent of Ernst & Young, LLP for the inclusion of the Audited Billing Software Financial Statements and the related audit letter in any materials to be delivered to the shareholders of Buyer at no additional cost to Buyer.  The Audited Billing Software Financial Statements shall be in form reasonably acceptable to Buyer and the independent public accountants of Buyer.

5.21                           Credit Facility.  At Closing, ADC shall enter into a $6 million credit facility with a term of eighteen (18) months (the “Credit Facility”), with Buyer in the form of Exhibit 5.21 attached hereto.

5.22                           Redundancy Matters.  Sellers shall, at their option, (i) between May 24, 2004 and the Closing Date, cause the termination of, or cause the notice of termination to be served to, at least fifty-eight (58) Business Employees of the Billing Software Business (the “Terminating Employees”) or (ii) incur at least $1.4 million in actual paid costs (including with respect to a Terminating Employee who is an ADC Foreign Subsidiary Business Employee, incurred costs for which the ADC Foreign Subsidiary is or will be actually liable) directly related to the foregoing personnel reductions, which costs shall be accounted for, and limited to, the Restructuring Expense Adjustment.  Any Terminating Employee who is an ADC Foreign Subsidiary Business Employee shall not be transferred to the ADC Software Group or Buyer. Such personnel reductions shall be made in consultation with Buyer; provided, however, that through the Closing Date, Seller shall retain final decision-making authority with respect to such reductions, provided further that if, after consulting with Buyer, and only upon Buyer’s advice and suggestion, if Seller decides that any individual termination is not warranted, in each such case, the number of required Terminating Employees shall be reduced correspondingly.  The actual termination date of each Terminating Employee under this Section 5.22 shall, to the extent possible under Applicable Law, be effective on or prior to the Closing Date, and otherwise, be effective after the Closing Date as soon as possible under Applicable Law with regard to notice provisions.  Any and all Liabilities associated with or occasioned by the termination of any Terminating Employee shall be deemed to be an Excluded Liability under this Agreement; provided, however, (A) costs directly related to employee notice pay, severance, redundancy or similar costs with respect to Terminating Employees who were employed by any member of the ADC Software Group that did not reduce the Restructuring Expense Adjustment on the Final Working Capital Statement, and (B) any Liability arising with respect to a Terminating Employee whose termination date is on or after the Closing Date to the extent that such Liability is predominantly a direct result of any action or omission occurring on or after the Closing Date on the part of Buyer or any of its Affiliates which, as of the Closing also includes any member of the ADC Software Group and the Guernsey Newcos, shall be considered an Assumed Liability.  In connection with the termination of the Terminating Employees, Sellers shall be responsible for filing or causing the appropriate Business Employer to file any and all notices and other documents required to or by each Governmental Authority under Applicable Law, and for issuing or causing the appropriate Business Employer to issue any and all other notices and taking all other actions as may be required by Applicable Law to the extent, under Applicable Law, that such notice or filing is required to be filed or issued prior to the Closing Date and provided that such notice or filing is not required due to actions taken on or after the Closing Date by Buyer or any of its Affiliates (which, as of the Closing also includes any member of the ADC Software Group and the Guernsey Newcos).

5.23                           Resignations of Directors.  Sellers hereby agree to cause the resignation or removal of each of the directors of each member of the ADC Software Group and the Guernsey Newcos to be effective as of the Closing.

5.24                           GA Financing.  Buyer will, simultaneously with execution of this Agreement, deliver to Sellers (i) an original counterpart of the Cash Realization Agreement, including a statement of

GA’s wherewithal whereby GA has, subject to the terms thereof, agreed to pay an aggregate sum of $71 million in cash to the Sellers (subject to adjustment pursuant to Section 2.6), and (ii) a copy of the Placing Agreement.

5.25                           Tele2 Performance Bond.  Buyer acknowledges that ADC Software Ireland and Tele2 Sverige AB (“Tele2”) are currently in discussions with respect to a customer contract, and that Tele2 requires a parent company guarantee of ADC Software Ireland’s obligations and may also require ADC Software Ireland to post a performance bond for such obligations.  Buyer agrees to assume all of Seller’s obligations that may exist under such parent company guarantee and further agrees to cause ADC Software Ireland to (i) post any performance bond required by Tele2; and (ii) not accept (and cause ADC Software Ireland not to accept) any purchase order from Tele2 that may be covered by such parent company guarantee until such time as Seller is fully released and discharged from such parent company guarantee.

5.26                           Shareholder Approval.  Buyer shall use its best efforts (a) to ensure that the stockholders’ resolutions described in Section 6.2(k) are put to Buyer’s shareholders in general meeting by no later than fifty (50) days after the delivery by Sellers of the Audited Billing Software Financial Statements in accordance with Section 5.20 and in particular, without limitation, shall no later than twenty-five (25) days after such delivery by Sellers of the Audited Billing Software Financial Statements, dispatch to shareholders a circular containing a notice convening the meeting and a unanimous recommendation by Buyer’s directors to shareholders to vote in favor of such resolutions, as such directors also intend to do, and (b) to meet the Admission Condition as soon as reasonably practicable after the date of the stockholders’ resolution required by Section 6.2(k).

ARTICLE 6

CLOSING

6.1                                 Conditions Precedent to Each Party’s Obligations.  The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be conditioned upon:  (a) all governmental waivers, consents, orders and approvals legally required for the consummation of the transactions contemplated by this Agreement shall have been obtained and be in effect at the Closing Date; (b) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction having been enacted, entered, promulgated or enforced by any court, governmental authority or regulatory body which restrains, prohibits or prevents the consummation of the transactions contemplated hereunder; and (c) and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or Governmental Authority or other regulatory or administrative agency or commission challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions or which might have a Material Adverse Effect.

6.2                                 Conditions Precedent to Buyer’s Obligations.  Buyer’s obligations to consummate the transactions contemplated by this Agreement and the Ancillary Agreements shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Buyer:

(a)                                  Performance.  Sellers shall have performed in all material respects their agreements and covenants contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) on the Closing Date as if made at and as of such date (except for representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date), except, where the failure of such representations and warranties to be so true and correct on the Closing Date (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) would not have a Material Adverse Effect, and Buyer shall have received a certificate of an executive officer of Sellers, in form and substance reasonably satisfactory to Buyer, to that effect.

(b)                                 Secretary Certificate of Sellers.  Each Seller and member of the ADC Software Group shall have delivered to Buyer a certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, of the Secretary or an Assistant Secretary of such party certifying that:  (i) attached thereto is a complete and correct copy of resolutions adopted by the board of directors of such party authorizing the execution, delivery and performance of this Agreement executed in connection herewith by such party and the transfer of the Purchased Assets to Buyer hereunder, and that such resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the date hereof; (ii) that the persons named in the certificate required by Section 6.2(a) are duly elected, qualified and acting officers of such Seller and that set forth therein is a genuine signature or true facsimile thereof for each such officer, and (iii) the attached organizational documents of the applicable party (including certificates of good standing dated not more than ten (10) days before the Closing Date) are true and correct.

(c)                                  Transition Services Agreement.  Sellers shall have duly executed and delivered the Transition Services Agreement to Buyer.

(d)                                 Satisfactory Instruments of Transfer.  Sellers shall have delivered to Buyer duly executed copies of all instruments and documents required on Sellers’ part to effectuate and consummate the transactions contemplated hereby, including, but not limited to, share transfer agreements (as appropriate), bills of sale, assumption agreements, assignment and assumption of leases and other conveyance documents, in form and substance satisfactory to Buyer, whereby all of Sellers’ right, title and interest in and to the ADC Software Ireland Equity Interests, the ADC Software USA Equity Interests, the Purchased Assets and the Assumed Liabilities have been transferred and delivered to Buyer free and clear of any Encumbrances, other than Permitted Encumbrances.

(e)                                  Required Consents.  Sellers shall have obtained all consents required for the assignment or transfer of all Governmental Permits or Contracts listed on Schedule 6.2(e) to Buyer, in form and substance reasonably satisfactory to Buyer.

(f)                                    Opinion of Counsel.  Buyer shall have received an opinion of Oppenheimer Wolff & Donnelly LLP, Sellers’ counsel, substantially in the form attached hereto as Exhibit 6.2(f).

(g)                                 Financial Statements.  The Audited Billing Software Financial Statements contemplated by Section 5.20, shall have been duly prepared and delivered to Buyer no later than July 27, 2004.

(h)                                 FIRPTA Affidavit.  Each of the Sellers shall have furnished Buyer with a certificate (to be prepared by Buyer and tendered to Sellers a least five (5) days prior to Closing) stating that each such Seller is not a “foreign” person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation Section 1.1445-2(b)(2).

(i)                                     Credit Facility.  ADC and Buyer, or an Affiliate of Buyer, shall have executed the Credit Facility.

(j)                                     Resignations of Directors.  Each of the directors of the members of the ADC Software Group shall have resigned or been removed from the Boards of Directors of each member of the ADC Software Group, in each case effective as of the Closing.

(k)                                  Shareholders’ Resolution of the Buyer.  The passing at a general meeting of the Buyer by a simple majority of those stockholders voting in person, or, on a poll being duly demanded, by a simple majority of votes cast on the poll, each stockholder being entitled to one vote for each Buyer’s Share held on the record date, of ordinary resolutions to approve the completion of this Agreement, to increase the Buyer’s authorized share capital and to authorize the directors of the Buyer to allot Buyer’s Shares sufficient to enable completion of this Agreement and the Placing Agreement.

(l)                                     Admission Condition.  Admission to the Official List of the UK Listing Authority and to trading on the London Stock Exchange plc’s market for listed securities of the Buyer’s Shares sufficient to enable completion of this Agreement becoming effective (the “Admission Condition”).

(m)          Transfer of the Purchased Assets.  ADC procuring that all of the outstanding equity interest in ADC Software Ireland is transferred to the Guernsey Newcos free and clear of any Encumbrances and all of the Purchased Assets are transferred to Buyer.

6.3                                 Conditions Precedent to Sellers’ Obligations.  Sellers’ obligation to consummate the transactions contemplated hereby shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Sellers:

(a)                                  Performance.  Buyer shall have performed in all material respects its agreements and covenants contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Closing Date (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) as if made at and as of such date (except for representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date), and Sellers shall have received a certificate of an officer of Buyer, in form and substance reasonably satisfactory to Sellers, to that effect.

(b)                                 Secretary’s Certificates of Buyer.  Buyer shall have delivered to Sellers a certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to Sellers, of the Secretary or an Assistant Secretary of Buyer certifying (i) that attached thereto is a complete and correct copy of resolutions adopted by the board of directors of Buyer, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements executed in connection herewith by Buyer and that such resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the date thereof, (ii) that the persons named therein are duly elected, qualified and acting officers of Buyer and that set forth therein is a genuine signature or true facsimile thereof for each such officer, and (iii) the attached organizational documents of the applicable party (including certificates of good standing dated not more than ten (10) days before the Closing Date) are true and correct.

(c)                                  Transition Services Agreement.  Buyer shall have duly executed and delivered the Transition Services Agreement to Sellers.

(d)                                 Opinion of Counsel.  Sellers shall have received an opinion of Nelson Mullins Riley & Scarborough, LLP, Buyer’s counsel, substantially in the form attached hereto as Exhibit 6.3(d).

ARTICLE 7

INDEMNIFICATION AND SURVIVAL

7.1                                 Indemnification and Survival of Representations and Warranties and Covenants.

(a)                                  All of the representations and warranties of the ADC Selling Group contained in this Agreement shall survive the Closing and continue in full force and effect for a period of fifteen (15) months from the Closing Date, provided that (i) the representations and warranties of Sellers contained in Sections 3.3 and 3.7(a) and (b) shall survive the Closing Date forever, and (ii) the representations and warranties of Sellers contained in Section 3.17 shall survive the Closing Date and continue in full force and effect until thirty (30) days following the expiration of the applicable statute of limitations.  Except as provided in the following sentence, the ADC Selling Group agrees to, from and after the Closing Date, jointly and severally indemnify and hold Buyer and its Affiliates (including the ADC Software Group and the Guernsey Newcos) harmless from any and all Adverse Consequences suffered by it arising out of or as a result of any breach of a representation, warranty, covenant or agreement, and any Adverse Consequences suffered by Buyer (and the ADC Software Group and the Guernsey Newcos following the Closing) arising out of or resulting from any Excluded Liability, of the ADC Selling Group or the ADC Software Group or the Guernsey Newcos set forth in this Agreement, provided that the ADC Selling Group’s aggregate indemnification obligation under this Section 7.1 shall be limited to claims which exceed, in the aggregate, $200,000 (the

“Seller Basket Amount”) and, if such amount is exceeded, Sellers shall be obligated to pay only the amount by which such aggregate Adverse Consequences exceed the Seller Basket Amount.  In no event shall Sellers’ aggregate liability for claims under this Section 7.1 exceed $15,000,000 (the “Basic Seller Indemnity Cap”); provided, however, that with respect to Adverse Consequences arising out of a breach of Section 3.7(c), Sellers’ aggregate liability for all claims under this Section 7.1 shall not exceed $22,500,000 (the “Special Seller Indemnity Cap”).  For the avoidance of doubt, (i) the Special Seller Indemnity Cap is not intended to be in addition to the Basic Seller Indemnity Cap, but rather an incremental increase of $7,500,000 over the Basic Seller Indemnity Cap and (ii) any liability pursuant to this Section 7.1 shall first be applied against the Basic Seller Indemnity Cap (including any liability pursuant to a breach of Section 3.7(c)) and the incremental $7,500,000 under the Special Seller Indemnity Cap shall only be available (A) to the extent the Basic Seller Indemnity Cap has been exhausted, and (B) with respect to a liability arising out of a breach of Section 3.7(c).  For the further avoidance of doubt, and by way of example, in the event the Sellers breach (i) a representation other than Section 3.7(c) and the Adverse Consequences suffered by the Buyer as a result of such breach are deemed to be $14,000,000, and (ii) Section 3.7(c) and the Adverse Consequences suffered by the Buyer as a result of such breach are deemed to be $9,000,000; then the Sellers’ aggregate liability for both such breaches would not exceed $22,500,000.  Notwithstanding anything to the contrary in this Section 7.1, (i) any Adverse Consequences arising out of a breach of the representations and warranties described in Sections 7.1(a)(i) above, a breach of any covenant or agreement under this Agreement, or with regard to any Excluded Liability shall be recoverable from the first dollar and shall not be subject to the Seller Basket Amount or the Seller Indemnity Cap; (ii) Section 5.3(a) shall control any indemnification with respect to any Adverse Consequences arising out of or as a result of any breach of a representation, warranty, covenant or agreement, or arising out of or resulting from any Excluded Liability, as such items relate to Taxes; and (iii) no claim for indemnification pursuant to this Section 7.1 shall be made with respect to any Adverse Consequences if such claim otherwise was raised (whether or not accepted) in connection with either of the adjustments to Purchase Price set forth in Section 2.6(b), 2.7 or 2.8.

(b)                                 All of the representations and warranties of Buyer contained in this Agreement, shall survive the Closing and continue in full force and effect for a period of fifteen (15) months from the Closing Date.  Buyer agrees to, from and after the Closing Date, indemnify and hold Sellers and any of their Affiliates harmless from any and all Adverse Consequences suffered by them arising out of or as a result of any breach of a representation or warranty, covenant or agreement of Buyer set forth in this Agreement, provided that Buyer’s aggregate indemnification for obligation under this Section 7.1 shall be limited to claims which exceed, in the aggregate, $200,000 (the “Buyer Basket Amount”) and, if such amount is exceeded, Buyer shall be obligated to pay only the amount by which such Aggregate Adverse Consequences exceed the Buyer Basket Amount.  In no event shall Buyer’s aggregate liability for claims under this Section 7.1 exceed $15,000,000 (the “Buyer Indemnity Cap”).  Notwithstanding anything to the contrary in this Section 7.1, any Adverse Consequences arising out of or related to a breach of any covenant or agreement under this Agreement or any Assumed Liability shall be recoverable from the first dollar and shall not otherwise be subject to the Buyer Basket Amount or the Buyer Indemnity Cap.

(c)                                  In the event Buyer (which shall include any member of the ADC Software Group and the Guernsey Newcos following the Closing) or any Seller, (as applicable, the “Indemnitee”), suffers any Adverse Consequences for which indemnification is available pursuant to Section 7.1(a) or Section 7.1(b) other than a Third Party Claim (a “Claim”), the Indemnitee shall deliver written notice to the parties obligated to provide indemnification (the “Indemnitor”) (setting forth in reasonable detail the nature and amount of the Claim, and any documentary evidence proving the existence of such Claim) (a “Claim Notice”), within the applicable time period that such representations, warranties or covenants remain in full force and effect, as set forth in Section 7.1(a) and Section 7.1(b) (the “Survival Period”).  Upon receipt of the Claim Notice, the Indemnitor shall, assuming it agrees with the Claim Notice, promptly remit to the Indemnitee the Claim amount, subject to any indemnification limits set forth in Section 7.1(a) and Section 7.1(b).  If the Indemnitor objects to the Claim, they shall deliver written notice to the Indemnitee on or before the fifteenth (15th) Business Day after their receipt of the Claim Notice, setting forth their objections to the Claim.  The Indemnitee and the Indemnitor shall negotiate in good faith to resolve such dispute.  If the Indemnitee and the Indemnitor are unable to resolve such dispute, it shall be settled by arbitration in accordance with the provisions of Section 7.1(d).  If at the end of the applicable Survival Period there is an asserted but unresolved Claim, the Indemnitee’s entitlement to indemnification by the Indemnitor shall continue until the Claim is resolved as provided for herein.

(d)                                 Subject to Section 7.1(c) above, in the event of any controversy or Claim arising out of or relating to this Agreement, or any breach thereof, the party asserting such Claim or breach shall give written notice (the “Dispute Notice”) to each other party setting forth in reasonable detail the nature of such claim or alleged breach and the request for arbitration.  Such dispute if not otherwise resolved by the parties shall be settled by arbitration before a single arbitrator selected by the parties in accordance with the rules of the American Arbitration Association.  Any such arbitration will take place in New York, New York.  If the parties fail to agree upon an arbitrator within twenty (20) days after the date of the Dispute Notice, then ADC and Buyer, shall each select an arbitrator within the following ten (10) days, the two (2) arbitrators selected by the parties shall select a third arbitrator within twenty (20) days, and all three (3) arbitrators shall arbitrate the controversy or claim.  The results of the arbitration shall be final binding and not subject to appeal.

(e)                                  If any third party shall notify any party with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the other party under this Article VII, then the Indemnitee shall promptly (and in any event within fifteen (15) Business Days after (i) receiving notice of the Third Party Claim or (ii) determining that the matter is subject to indemnification by the other party) notify the Indemnitor thereof in writing; provided, however, that no delay on the part of the Indemnitee in notifying the Indemnitor shall relieve the Indemnitor from any obligation under this Agreement except to the extent the Indemnitor thereby is prejudiced.  The Indemnitor shall have the right to assume and control the defense of the Third Party Claim with counsel of its own choice reasonably satisfactory to the Indemnitee (at the Indemnitor’s sole cost and expense) so long as the Indemnitor notifies the Indemnitee of such defense in writing within thirty (30) days after the Indemnitee has given notice of the Third Party Claim; provided, however, that the Indemnitee may retain separate co-counsel and participate in the defense of the Third Party Claim in such event (at Indemnitee’s sole cost and expense).  So long as the Indemnitor has assumed and is conducting the defense of the Third Party Claim in accordance with this Section 7.1(e), (i) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnitor and does not impose an injunction or other equitable relief upon the Indemnitee, and (ii) the Indemnitee shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld).  In the event the Indemnitor does not assume and conduct the defense of the Third Party Claims in accordance with this Section 7.1(e), the Indemnitee may defend against the Third Party Claim in any manner it reasonably deems appropriate, provided that the Indemnitee shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of Indemnitor (which consent shall not be unreasonably withheld, provided that if consent is unreasonably withheld, Indemnitee shall be permitted to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor), and Indemnitee’s counsel’s costs and expenses shall be paid by Indemnitor.

(f)                                    The parties acknowledge and agree that after the Closing Date the foregoing indemnification provisions in this Section 7.1 shall be, except as otherwise set forth in Section 9.10 and with the exception of a Claim based on fraud or a Claim based on Taxes (which are addressed in Section 5.3(a)), the exclusive remedy of Buyer and Sellers with respect to the breach of the representations, warranties and covenants of Buyer and Sellers contained in this Agreement or with respect to the transactions contemplated by this Agreement.  For the avoidance of doubt, none of the provisions of Section 7.1 shall apply to the breach of any representation or warranty contained in Section 3.17 or the agreements and covenants in Section 5.3.

(g)                                 To the extent that Indemnitor does not assume the defense of a Third Party Claim pursuant to Section 7.1(e), the Indemnitor shall, upon presentation of appropriate invoices containing reasonable detail, reimburse the Indemnitee for all expenses incurred in connection with any claim relating to a Third Party Claim, as such expenses are incurred by such Indemnitee; provided, however, that such expenses shall not be refunded to the extent that such expenses arose primarily from the gross negligence, bad faith or willful misconduct of such Indemnitee.

(h)                                 All of the covenants contained in this Agreement shall survive the Closing and continue in full force and effect for the period set forth in such covenant, or if no period is set forth, for three (3) years following the Closing.

7.2                                 Special Indemnification.  Except as otherwise provided below, from and after the Closing Date, the ADC Selling Group agrees to indemnify and hold Buyer and its Affiliates (including the ADC Software Group) harmless from and against any requirement that ADC Software Ireland be required to return or refund on a cash basis, any amount to the Industrial Development Agency of Ireland with respect to any agreements entered into with the Industrial Development Agency of Ireland prior to the date hereof and disclosed in the Disclosure Schedule (the “IDA Liability”), provided, however, that (i) no such indemnification shall apply with respect to any portion of the IDA Liability which is shown as a liability on the Audited Billing Software Financial Statements and which is taken into account in calculating the Closing Date Working Capital, (ii) with respect to any amount of IDA Liability in excess of the amount set forth in (i) but that does not exceed €550,000, the ADC Selling Group’s indemnification obligation shall be limited to fifty percent (50%) of such amount, and (iii) with respect to any amount of IDA Liability in excess of the greater of (A) €550,000, or (B) the amount set forth in (i), the ADC Selling Group shall indemnify the Buyer on a dollar-for-dollar basis.  For the avoidance of doubt, any indemnification under this Section 7.2 shall not be subject to either the Seller Basket Amount or the Basic Seller Indemnity Cap.  The provisions of Section 7.1(c), (d), (e), (f), and (g) shall apply to any claim made pursuant to this Section 7.2.

ARTICLE 8

TERMINATION

8.1                                 Termination.

(a)                                  Generally.  This Agreement may be terminated at any time before the Closing Date:  (i) by mutual written consent of Buyer and the ADC Selling Group; or  (ii) by Buyer or by the ADC Selling Group if the transactions contemplated hereby have not been consummated on or before September 30, 2004 (which date (i) may be extended by the mutual written consent of Buyer and the ADC Selling Group or (ii) shall automatically be extended up to an additional four months in the event the German Federal Cartel Office launches an investigation of the type contemplated by Section 5.11(d)(ii) hereof), provided that such failure to consummate the transaction is not due to the failure of the party seeking to terminate this Agreement to comply in all material respects with its obligations under this Agreement.

(b)                                 The ADC Selling Group’s Termination.  The ADC Selling Group may terminate this Agreement if any of the conditions set forth in Sections 6.1 or 6.3 shall become impossible to fulfill other than for reasons within the control of the ADC Selling Group, and such conditions shall not have been waived under Section 6.3.

(c)                                  Buyer’s Termination.  Buyer may terminate this Agreement if any of the conditions set forth in Sections 6.1 or 6.2 shall become impossible to fulfill other than for reasons within the control of Buyer, and such conditions shall not have been waived under Section 6.2.

8.2                                 Procedure and Effect of Termination.  Upon termination of this Agreement by the ADC Selling Group or by Buyer under Section 8.1, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties.  If this Agreement is terminated as provided herein, no party shall have any liability or further obligation to any other party to this Agreement, except (a) as provided in this Section 8.2, Section 8.3, Section 9.2, Section 9.5, Section 9.7 and the Confidentiality Agreement, all of which shall survive the termination, or (b) if such termination is effected pursuant to Sections 8.1(b) or 8.1(c) and there has been a breach of a covenant or agreement contained herein, the party having so breached shall remain liable to the other party hereto on account of such breach of a covenant or agreement contained herein, and the non-breaching party shall retain all rights at law or in equity arising as a result of such breach.  In addition, Buyer shall immediately return to the ADC Selling Group any Confidential Information relating to the Billing Software Business or the Purchased Assets in the possession of Buyer or Buyer’s agents.

8.3                                 Waiver.  At any time prior to the Closing Date, the parties hereto may:  (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto, and (c) waive compliance with any of the agreements or conditions contained herein.  Any such waiver shall not be deemed to be continuing or to apply to any future obligation or requirement of any party hereto provided herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid if and only to the extent set forth in an instrument in writing signed on behalf of such party.

ARTICLE 9

MISCELLANEOUS

9.1                                 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) if shipped outside of the United States, three (3) Business Days after delivery to DBL, Federal Express or other internationally recognized two-day international express carrier, if sent for immediate delivery with fee prepaid; (ii) if shipped within the United States, one (1) Business Day after delivery to Federal Express or other nationally recognized overnight express carrier, if sent for overnight delivery with fee prepaid, (iii) upon receipt if sent via facsimile with receipt confirmed, or (iv) upon receipt if delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other:

If to the ADC Selling Group, to:

ADC Telecommunications, Inc.
Office of the General Counsel
13625 Technology Drive
Eden Prairie, MN  55344-2252
Fax No.:  952-917-0893

With a copy to:

Oppenheimer Wolff & Donnelly LLP
Plaza VII, Suite 3300
45 South Seventh Street
Minneapolis, MN  55402-1609
Attn:  Kevin M. Klemz
Fax No.:  612-607-7100

If to Buyer, to:

Intec Telecom Systems PLC
Wells Court 2,
Albert Drive,
Woking, Surrey,
GU21 5UB
Attn:  John Arbuthnott
Fax: +44 (0)1483 745860

With a copy to:

Nelson Mullins Riley & Scarborough, L.L.P.
999 Peachtree Street, NE
Suite 1400
Atlanta, GA 30309
Attn:  James R. Kanner
Fax No.:  404-817-6050

9.2                                 Expenses.  Except as otherwise provided in this Agreement, each party to this Agreement will bear all the fees, costs and expenses which are incurred by it in connection with the transactions contemplated hereby, whether or not such transactions are consummated.  For the avoidance of doubt, Buyer shall be responsible for and shall pay the Irish stamp tax contemplated by Section 5.3(c)(v).

9.3                                 Entire Agreement.  The agreement of the parties, which is comprised of this Agreement and the Schedules hereto and the documents referred to herein, together with the Confidentiality Agreement, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.  All Exhibits and Schedules referred to in this Agreement shall be attached hereto and are incorporated herein by reference.

9.4                                 Assignment; Binding Effect; Severability.  This Agreement may not be assigned by any party hereto without the written consent of the other party, which consent shall not be unreasonably withheld, provided, however, that any Buyer may assign its rights and obligations under this Agreement to a wholly-owned Subsidiary of Buyer without Sellers’ consent if Buyer remains fully responsible for all obligations assigned to such Subsidiary.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto.  The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to any party, in which event the parties shall use best efforts to arrive at an accommodation which best preserves for the parties the benefits and obligations of the offending provision.

9.5                                 Governing Law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

9.6                                 Execution in Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  Each of the parties agrees to accept and be bound by facsimile signatures hereto.

9.7                                 Public Announcement.  For a period of ninety (90) days following the Closing, neither the ADC Selling Group nor Buyer shall, without the approval of the other parties hereto, make any press release or other public announcement concerning the terms of the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case such party shall use its commercially reasonable efforts to advise the other parties thereof and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to (a) implement the provisions of this Agreement, or (b) comply with accounting, securities laws and Securities and Exchange Commission (or equivalent regulatory agencies or stock exchanges in the United Kingdom with regard to Buyer) disclosure obligations.

9.8                                 No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall, (a) confer on any Person other than the parties hereto and their respective successors or permitted assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement, or (b) constitute the parties hereto as partners or as participants in a joint venture.  This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.

9.9                                 Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and (ii) reference to any Article or Section means such Article or Section hereof.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disavowing any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

9.10                           Remedies.  The parties shall have and retain all rights and remedies existing in their favor at law or equity, including, without limitation, any actions for specific performance and/or injunctive or other equitable relief to enforce or prevent any violations of the covenants and agreements contained in Sections 5.1, 5.2, 5.4, 5.8, 5.9, 5.10(b), 5.19 and 5.25 of this Agreement.

9.11                           Amendments.  No amendments, or variations of the terms or conditions of this Agreement shall be valid unless made in writing signed by all of the parties hereto.

[Signatures on Following Page]

IN WITNESS WHEREOF, Buyer and each Seller have caused this Agreement to be duly executed on their behalf by their duly authorized officers as of the day and year first written above.

SELLERS:

ADC TELECOMMUNICATIONS, INC.

By:	/s/ Robert E. Switz
Name: Robert E. Switz
Title: President and Chief Executive Officer

ADC TELECOMMUNICATIONS SALES, INC.

By:	/s/ Robert E. Switz
Name: Robert E. Switz
Title: President and Chief Executive Officer

ADC IRISH HOLDINGS IA, LLC

By:	/s/ Gokul V. Hemmady
Name: Gokul V. Hemmady
Title: Chief Manager

ADC IRISH HOLDINGS IIA, LLC

By:	/s/ Gokul V. Hemmady
Name: Gokul V. Hemmady
Title: Chief Manager

BUYER:

INTEC TELECOM SYSTEMS PLC

By:	/s/ Michael Frayne
Name: Michael Frayne
Title: Chairman